Exhibit 10.13

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”) is made and entered into on this the 7th day of March, 2008, between LICHTIN/TORINGDON LAND, LLC, a North Carolina limited liability company (“Landlord”), and CHELSEA THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

LEASE DEFINITIONS

As used in this Lease, the following specified terms shall have the meanings ascribed below, unless the context clearly requires otherwise:

Alterations. As defined in Section 4.7.

Base Rent. As defined in Section 2.3.

Broker (if any). None.

Building. Collectively, the four (4) story office building constructed or to be constructed by or for Landlord, known as “Toringdon VI” subject to alterations made in the final plans, containing approximately 96,449 rentable square feet located at 3530 Toringdon Way, Charlotte, North Carolina 28277.

Building Common Areas. Common Areas shall include the lobby of the Building, corridors, communication shafts, any workout room or facility, building manager’s offices, elevators, elevator shafts and elevator foyers, stairwells, entrances, lobbies, public restrooms, mechanical rooms, water holding areas, janitorial closets, telephone rooms, mail rooms, electrical rooms, elevator mechanical rooms located above the elevator shafts, and other similar areas of the Building provided for Building systems or for the common use or benefit of all tenants primarily or the public generally; provided, however, that the identity and location of such Common Areas is subject to the terms of Section 1.2.

Certificate of Occupancy. A certificate of occupancy or a temporary certificate of occupancy issued by the Building Standards Department or other appropriate Governmental Authority of Mecklenburg County, North Carolina.

Commencement Date. As set forth in Section 2.1.

Common Areas. Collectively, the Building Common Areas and the Project Common Areas.

Comparable Space. Comparable office space of similar floor height, and located in first-class office buildings (including, without limitation, the Building) with similar parking facilities and with consummated leases achieved in the applicable perimeter south submarket of Charlotte, North Carolina.

Contract Rate. A rate of interest equal to two percent (2.0%) above the rate of interest announced from time to time as the “prime rate” by Bank of America, N.A. or its successors at its home office in Charlotte, North Carolina.

Environmental Condition. As defined in Section 4.3.3.

Environmental Laws. As defined in Section 4.3.1.

Force Majeure. As defined in Section 8.1.

Governmental Authority. The government of the United States of America, the State of North Carolina and any political subdivision thereof, or any local, state or national public authority, agency, department, commission, board, bureau or instrumentality with authority over the Building or the Project.

With respect to matters pertaining to insurance, boards of fire underwriters shall be a Governmental Authority to the extent they have power to impose conditions on the issuance of policies or the coverage thereof.

Hazardous Materials. As defined in Section 4.3.1.

Holidays. New Year’s Day, Memorial Day (observed), Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

Landlord. As defined on Page 1.

Landlord’s Work. As defined in Exhibit B.

Lease. As defined on Page 1.

Normal Business Hours. Seven o’clock a.m. (7:00 a.m.) to six o’clock p.m. (6:00 p.m.) Monday through Friday and eight o’clock a.m. (8:00 a.m.) through one o’clock p.m. (1:00 p.m.) Saturdays, excluding Holidays. Landlord may modify the Normal Business Hours, from time to time, in its reasonable discretion.

Parking Area. The structured and surface parking areas associated with the Project available for the common use or benefit of all tenants of the Project primarily or the public generally, as such area may be reconfigured or altered by Landlord from time to time.

Plans. As defined in Section 3.1 herein.

Premises. That portion of the Building shown or described in Exhibit A including any exterior balconies and/or patios adjacent to such space, and further designated in Section 1.1.1 together with any changes made thereto in accordance with this Lease.

Project. The development known as “Toringdon” owned and constructed or to be constructed by Landlord, from time to time, on Toringdon Way, Charlotte, North Carolina 28277. The Project includes the Building, the Parking Area and walkways and the other office buildings, parking areas, driveways and other Common Areas owned and operated by Landlord or Landlord’s affiliates within the Project from time to time.

Project Common Areas. Project Common Areas shall include the Parking Area, outdoor plazas and walkways, driveways, any workout room or facility within the Building and all similar areas of the Project available for the common use or benefit of all tenants of the Project primarily or the public generally.

Rent. The Base Rent payable under Section 2.3 as adjusted plus any other sums owed by Tenant to Landlord under this Lease.

Rentable Area. The rentable portion of the Premises consisting of 9,956 square feet and being the sum of 8,768 usable square feet and 1,188 square feet representing Tenant’s share of a core factor of 13.55%.

Rentable Area in the Building. The aggregate Rentable Area in the Building, which area shall be calculated prior to the Commencement Date by Landlord’s architect in accordance with the BOMA American National Standard Z65.1-1996 (the “BOMA Standard”). As of the date of the execution of this Lease but subject to confirmation by the Landlord’s architect, Landlord and Tenant agree that the Rentable Area in the Building is currently estimated to be 96,449 square feet. At the request and expense of Landlord, the Landlord’s architect shall adjust this figure from time to time as appropriate to conform to any changes in the actual Rentable Area in the Building as built.

Rules and Regulations. Attached as Exhibit D.

Tenant. As defined on Page 1.

Tenant Affiliate. As defined in Section 4.9.1.

Tenant’s Work. Work to be completed to prepare the Premises for occupancy by Tenant at the expense of Tenant with plans and specifications for same approved by Landlord.

Term. As set forth in Section 2.1.1.

Turnkey Upfit. The initial construction of the Premises which shall include the Landlord’s Work, the building standard materials and finishes as set forth on Exhibit A-1 and any agreed upon above-standard item as set forth on Exhibit B-3.

Useable Area of/in the Premises. The useable area within the Premises calculated in accordance with the BOMA Standard. The Useable Area of the Premises is approximately 8,768 usable square feet which uses a core factor of 13.55%.

Year, Calendar Year, Lease Year. A Year shall be any period of 365/366 consecutive days. Calendar Year shall mean the period from January 1 to December 31. Lease Year shall refer to each Year beginning on the Commencement Date or each anniversary thereof during the Term.

CONSIDERATION

In consideration of the mutual promises and agreements set forth herein, the legal sufficiency of which the parties hereto expressly acknowledge, Landlord and Tenant agree as follows:

I.	LEASE OF PREMISES

1.1 Premises.

1.1.1 Demise of Premises. Subject to and upon the terms, provisions and conditions hereinafter set forth, and each in consideration of and conditioned upon the duties, covenants and obligations of the other hereunder, Landlord does hereby lease, demise and let to Tenant, and Tenant does hereby lease from Landlord, the Premises more particularly described as approximately 9,956 rentable square feet of the Building as reflected on the floor plan attached hereto as Exhibit A and incorporated herein by reference.

1.1.2 Warranty of Title. Landlord warrants and represents to Tenant that Landlord has the right, power, authority and ability to lease all of the Premises and to undertake all other obligations of Landlord set forth herein.

1.1.3 Expansion Option. Provided that Tenant is not in default hereunder, Tenant shall have the option at any time during the first eighteen (18) months of occupancy (the “Option Period”) to expand the Rentable Area in the Premises to include approximately 3,000 rentable square feet of additional space that is adjacent to the Premises (the “Additional Space”) on the same terms and conditions as set forth in this Lease (the “Expansion Option”). Landlord shall not market the Additional Space during the Option Period in exchange for Tenant’s paying to Landlord the annual sum of $7.00 per rentable square foot of area in the Additional Space (the “Option Period Fee”), with such sum to be paid in equal monthly installments for each month of the Option Period in which Tenant has not exercised its Expansion Option or until Tenant elects not to exercise the Expansion Option by written notice to Landlord. Tenant shall pay such monthly installment of the Option Period Fee with Tenant’s monthly payment of Base Rent as set forth herein. In the event Tenant wishes to exercise its Expansion Option during the Option Period, Tenant shall provide Landlord with written notice of its intention to exercise the Expansion Option. Within ten (10) days of Landlord’s receipt of Tenant’s exercise of the Expansion Option, Landlord and Tenant shall execute an amendment to this Lease confirming the square footage of the Premises as expanded and Base Rent as increased, by the Additional Space and including any other such details that Landlord deems reasonably necessary, which do not materially alter the terms of this Lease except as otherwise provided herein. Landlord shall provide Tenant the services set forth in Section 3.1 with respect to the Additional Space, the cost of which shall be borne by Landlord and shall be equal to the per square footage construction costs for the Turnkey Upfit prorated by dividing such per square footage construction costs by a fraction the numerator of which is the number of months remaining in the Term when Tenant exercised its Expansion Option and the denominator of which shall be sixty-five (65) (number of months in the Term). Landlord shall configure the Additional Space so that it has connectivity with the Premises upon Landlord’s delivering the Additional Space to Tenant.

1.1.4 Right of First Refusal. Subsequent to the expiration or sooner termination of the Option Period, Landlord hereby grants and Tenant shall have a one-time right of first refusal to lease the Additional Space upon the same terms and conditions as provided in the Landlord’s Notice (as hereinafter defined) for rent and provided that at least three (3) years remain in the Term when Tenant occupies the Additional Space.

Landlord shall use reasonable efforts to lease other vacant space in the Building prior to leasing the Additional Space. In the event that Landlord receives an offer to lease the Additional Space, Landlord shall so notify Tenant of the terms and conditions of such offer (“Landlord’s Notice”). Within five (5) business days after the receipt of Landlord’s Notice, Tenant shall provide written notice to Landlord as to Tenant’s decision to lease or not to lease the Additional Space. If Tenant provides such notice to lease the Additional Space, Landlord and Tenant shall execute a lease or an amendment hereto for the Additional Space within ten (10) days after Landlord’s receipt of Tenant’s notice of intent to lease on all the same terms as provided in the Landlord’s Notice except that the lease by Tenant must be for at least three (3) lease years commencing on the date Tenant occupies the Additional Space and expiring on the expiration date of this Lease. If Tenant does not provide written notice within five (5) business days of the receipt of Landlord’s Notice, Tenant shall have been deemed to have waived its right to lease the Additional Space. Thereafter, Landlord shall be free to enter into a lease with such third party (a “Third Party Lease”) on terms no more favorable to the third party than those identified in the Landlord Notice, and the rights of Tenant in and to the Additional Space shall be null and void and of no further force and effect. Landlord shall provide Tenant the services set forth in Section 3.1 with respect to the Additional Space, the cost of which shall be borne by Landlord and shall be equal to the per square footage construction costs for the Turnkey Upfit prorated by dividing such per square footage construction costs by a fraction the numerator of which is the number of months remaining in the Term when Tenant exercised its right of first refusal and the denominator of which shall be sixty-five (65) (number of months in the Term). Landlord shall configure the Additional Space so that it has connectivity with the Premises upon Landlord’s delivering the Additional Space to Tenant.

1.2 Common Areas. Tenant, its employees and invitees shall have the non-exclusive right to use the Common Areas as constituted for general use of occupants of the Building from time to time (except for mechanical rooms, janitorial closets and other areas intended for systems maintenance and not for access by tenants or the general public), such use to be in common with Landlord, other tenants of the Project and other persons and subject to the Rules and Regulations set forth in Exhibit D attached hereto and by this reference made a part hereof, as such Rules and Regulations may be amended from time to time provided such amendments are nondiscriminatory in nature. Subject to the limitations set forth in the next sentence, Landlord reserves the right from time to time to undertake any or all of the activities described below, provided such reservation of rights shall not: (i) materially affect Tenant’s use or enjoyment of or access to the Premises, the Parking Area or Tenant’s other rights under this Lease, or increase the amount of Rentable Area in the Premises; (ii) increase Tenant’s Rent; or (iii) reduce the number of Tenant’s parking privileges set forth herein (but the Landlord may grant reserved parking spaces to one or more tenants). In connection therewith, Landlord reserves the following rights: to add to, or subtract from, or change from time to time, the dimensions and location of the Common Areas, it being understood that Landlord may, at its option, add areas to or remove areas from the Common Areas; to create any additional improvements in the Common Areas or to alter or remove any improvements in the Common Areas; to convert areas previously designated by Landlord as part of the Common Areas to an area leased to one or more tenants or to designate previously leased space other than the Premises as part of the Common Areas provided equitable adjustments are made to the Rentable Area in the Building; to make alterations or additions to the Building and to any other buildings or improvements within the Project; to operate and/or maintain such Common Areas in conjunction with other parties; to construct, or permit others to construct, other buildings or improvements within the Project; and permit special use of the Common Areas, including temporary exclusive use for special occasions. Landlord is not obligated to construct or provide for Tenant any improvements outside the Building except as otherwise expressly provided in this Lease.

II.	TERM; RENT

2.1 Term.

2.1.1 Commencement Date. Subject to and upon the terms and conditions set forth herein, or in any exhibit or addendum hereto, this Lease shall continue in force for a term of sixty-five (65) months, beginning on May 15, 2008 (such date, as it may be extended pursuant to this Lease generally and Section 3.1 of this Lease in particular, the “Commencement Date”) and ending on October 14, 2013, adjusted to account for adjustment to the Commencement Date as provided for herein (the “Term”). On or prior to Landlord’s delivery of the Premises to Tenant, Tenant shall execute and deliver a certificate or written statement acknowledging that Tenant has accepted possession of the Premises, reciting the exact Commencement Date and expiration date of this Lease, certifying that Landlord has fully complied with all of Landlord’s covenants and obligations hereunder (to the extent accurate), and acknowledging the Rentable Area of the Premises as indicated herein.

2.2 Use. The Premises are to be used and occupied by Tenant solely for general office purposes.

2.3 Base Rent. Subject to the terms of Section 2.4, during the initial Term of this Lease, Tenant hereby agrees to pay to Landlord base annual rental (as specified, the “Base Rent”) at the rate of $22.95 per square foot of Rentable Area in the Premises. Notwithstanding the foregoing, Tenant shall receive a total abatement of Base Rent for a period of five (5) consecutive months beginning on the Commencement Date and ending on the date that is five (5) months thereafter.

The Base Rent then in effect shall be due and payable in twelve (12) equal monthly installments on the first day of each calendar month during the Term. Except as elsewhere provided in this Lease, Tenant agrees to pay Rent to Landlord monthly in advance without demand, reduction, abatement, counterclaim or setoff at Landlord’s designated address. If the Term commences on a day other than the first day of a month or terminates on a day other than the last day of a month, then the Rent for such month or months shall be prorated in accordance with the actual number of days in the relevant month and the installment or installments so prorated shall be paid in advance.

2.4 Base Rent Adjustment. Beginning on the one year anniversary of the Commencement Date, and continuing on each anniversary thereof, Base Rent shall increase each Lease Year during the Term of this Lease by three percent (3%) over the previous Lease Year.

2.5 Holding Over. Tenant shall have no right to hold over in the Premises after the expiration or earlier termination of this Lease, and in the event of such a holdover without Landlord’s prior written consent, Tenant shall be deemed a tenant at sufferance, subject to ejectment by Landlord at any time without notice. In the event of holding over by Tenant after expiration or termination of this Lease without the written consent of Landlord, Tenant shall (i) pay Landlord, within thirty (30) days after Landlord’s written demand therefor, all damages caused by Tenant’s holding over (including, without limitation, all claims for damages by any other tenant to whom Landlord may have leased all or any part of the Premises and all losses suffered by Landlord arising out of other agreements concerning the Premises which Landlord is unable to honor, in whole or in part, as a result of Tenant’s holding over) and all attorneys’ fees incurred by Landlord as a result of Tenant’s holding over, and (ii) pay to Landlord one hundred twenty-five percent (125%) of all Rent owed by Tenant to Landlord in accordance with the terms of this Lease. Any holding over with Landlord’s written consent shall constitute a lease from month to month under all the terms and provisions of this Lease, and unless otherwise agreed in writing, either Landlord or Tenant may terminate this Lease upon at least thirty (30) days prior written notice to the other.

2.6 Late Charges. If at any time any Rent is not received by the fifth (5th) day following the date on which or period within which any monetary obligation of Tenant under this Lease becomes due (including dishonored checks), then in addition to the amount owed, Tenant shall pay to Landlord a late charge equal to ten percent (10%) of the past due obligation. This provision shall not be deemed to condone the late payment of any monetary obligation, and shall not be construed as giving Tenant an option to pay late by paying the late charge provided for herein. Instead, all funds are due at the times specified in this Lease without any grace period. Failure to pay shall subject Tenant to all applicable default provisions provided hereunder or by law, and Landlord’s remedies shall not be abridged by claiming or collecting a late charge.

2.7 Insufficient Funds. If Tenant has insufficient funds to cover a Tenant’s check presented by the Landlord for payment, Landlord shall be entitled to the maximum lawful fee chargeable for checks returned for insufficient funds or five percent (5%) of the amount of such check, whichever amount is less. In addition, Tenant’s delivery of a check for which Tenant has insufficient funds on account shall constitute an event of default hereunder; provided however, that Tenant shall not be considered to be in default hereunder if such returned check was the result of a bank error and Tenant can provide documentation from such bank to Landlord supporting Tenant’s assertion of a bank error.

III.	GENERAL MATTERS

3.1 Initial Construction of the Premises. Prior to the Commencement Date, Landlord, at Landlord’s sole cost and expense, shall install and furnish all facilities and materials and perform all work required for the Common Areas and the core and shell of the Building and shall provide Landlord’s Work as described in Exhibit B, with such minor variations as Landlord in its sole discretion may deem advisable; provided, however, any variations in Landlord’s Work shall not materially interfere with Tenant’s intended use of the Premises or Tenant’s approved plans and specifications. In addition, Landlord shall supervise the design, construction and installation of the initial improvements in the Premises (the “Tenant Improvements”) in accordance with the plans and specifications for such improvements as set forth in the construction drawings to be prepared by Landlord’s architect (such drawings, the “Plans”) using building standard materials as set forth in Exhibit A-1 and including any agreed upon above-standard items as set forth in Exhibit B-3 (such design, construction and installation, the “Turnkey Upfit”) and any agreed-upon above-standard items to be provided at Tenant’s cost as set forth on Exhibit B-4. Landlord shall provide Tenant with an allowance, not to exceed $10,000.00, to offset the cost of above-standard items to be constructed in the Premises as set forth in Exhibit B-4 (the “Above-Standard Items Allowance”). The cost of any above-standard items in excess of the Above-Standard Items Allowance shall be the sole responsibility of Tenant. In the event the actual cost to construct the above-standard items set forth on Exhibit B-4 is less than the Above-Standard Items Allowance, Tenant shall not be entitled to receive a credit, reimbursement or otherwise recoup any unused portion of the Above-Standard Items Allowance. Tenant agrees to cooperate with Landlord to provide Landlord within three (3) business days after the full execution hereof all information necessary for Landlord to prepare the Plans. Any space plans and any other preliminary plans for the upfit of the Premises provided by Tenant shall be subject to Landlord’s prior approval, not to be unreasonably withheld or delayed, and the Plans to be prepared by Landlord’s architect shall be materially consistent with Tenant’s preliminary space plans, as approved by Landlord. Landlord shall bear the cost of necessary construction documents, the cost of approvals or permits required by Governmental Authorities as well as the cost of constructing such Tenant Improvements as part of the Turnkey Upfit on an “as completed” basis in accordance with the costs computed by Landlord to construct the Premises per the Plans using standard building materials of Landlord. A preliminary copy of the floor plan has been approved by the parties hereto and shall be attached hereto and made a part hereof as Exhibit A. In the event that at any time (i) Tenant requests any change to the Plans from that shown on Exhibit B-1 which has resulted or might result in an increase in the cost of the Turnkey Upfit, including without limitation, an increase in engineering costs associated therewith, (ii) Tenant or its agents, employees, contractors or subcontractors (collectively, “Tenant’s Invitees”) shall cause a delay in the completion of the Turnkey Upfit, (iii) Tenant shall request the use of materials other than standard building materials of Landlord, or (iv) Tenant shall request the use of specialty equipment that increases the engineering costs associated with such Turnkey Upfit, regardless of whether such specialty equipment is purchased and installed by Tenant, then Tenant shall promptly deliver the necessary funds to defray any and all such excess costs to Landlord due to any of the aforesaid acts or omissions by Tenant or Tenant’s Invitees within five (5) business days after request made by Landlord. Failure of Tenant to comply with any such request within the time period provided shall be an event of default under this Lease.

Upfit of the Premises shall proceed in accordance with the schedule, attached hereto and made a part hereof as Exhibit B-2. Any acts or omissions by Tenant or any third party (including, any local or State governmental agency) other than Landlord, or their respective agents, officers, employees, invitees, or independent contractors that result in delays under the Schedule shall result in modifications of the Schedule and the Target Date, and Landlord shall not be liable or responsible for any such delays.

Provided the floor plan has been agreed upon and attached to this Lease, as provided in Section 1.1.1, Landlord agrees to use reasonable efforts to have the Premises substantially completed and “Ready for Occupancy” (as hereinafter defined) on or before May 15, 2008 (the “Target Date”). If Landlord for any reason whatsoever cannot deliver possession of the Premises to Tenant in accordance with the terms hereof on or before the Target Date as hereinabove specified, except for Tenant’s right to terminate if the Premises are not delivered within one hundred twenty (120) days after the Target Date, this Lease shall not be void or voidable nor shall Landlord be liable to Tenant for any loss or damages resulting therefrom; but in that event, except to the extent that any such delay is attributable to Tenant or Tenant’s Invitees, the Commencement Date shall be adjusted to be the date when Landlord does in fact deliver possession of the Premises to Tenant in accordance with the terms hereof. The postponement of the Commencement Date shall be Tenant’s only remedy in such event. Notwithstanding the foregoing, in the event of any delays attributable to Tenant or Tenant’s Invitees (a “Tenant Delay”), the Commencement Date shall be deemed to be the date upon which Landlord would have delivered the Premises to Tenant in accordance with the terms hereof but for the delays attributable to Tenant or Tenant’s Invitees.

Notwithstanding anything herein to the contrary, in the event Landlord is unable to deliver the Premises with a temporary certificate of occupancy on or before June 1, 2008 (the “Delayed Target Date”), Tenant shall receive a total abatement of Base Rent of one (1) day for each day beyond the Delayed Target Date that the Premises has not been delivered, provided that Landlord shall not be liable for such abatement if the delay is attributable to a Tenant Delay or Force Majeure. If Landlord is unable to delivery the Premises by June 26, 2008 for reasons other than Tenant Delays, Landlord shall provide, through Landlord’s affiliate, Lichtin Executive Suites, LLC, temporary space for up to twenty (20) of Tenant’s employees (the “Temporary Space”) in the building known as Toringdon III, which is within the Project. The Temporary Space shall be provided without charge to Tenant until such time as the Premises have been delivered or this Lease has been terminated as provided herein. In the event Landlord has not delivered the Premises to Tenant within one hundred twenty (120) days of the Target Date for any reason other than Tenant Delay, Tenant shall have the right to terminate this Agreement without penalty upon written notice to Landlord, in which event Tenant’s rights to the Temporary Space shall be automatically terminated. Delays in construction of the Premises that are attributable to Force Majeure shall not extend the time periods set forth herein for (i) Landlord to provide Temporary Space to Tenant or (ii) Tenant’s right to terminate.

The Premises shall be deemed “Ready for Occupancy” on the date on which a (i) Certificate of Occupancy has been issued with respect to the Premises, (ii) the Premises have been substantially completed in a good and workmanlike manner, free of defects, in compliance with laws and in accordance with the Plans (excepting only minor punchlist items which can be fully completed without material interference with Tenant and other items which because of the seasonal weather or the nature of the item are not practicable to do at the time provided that none of said items is necessary to make the Premises tenantable for the uses permitted hereunder) and (iii) mechanical systems are functioning and in good condition; provided, however, that if Landlord is unable to complete construction due to delay in Tenant’s compliance with the requirements of this Lease, then the Premises shall be delivered to Tenant on the date upon which Landlord would have completed the construction but for the Tenant Delays (which date shall constitute the Commencement Date). Notwithstanding such delivery, Landlord shall proceed to make the Premises Ready for Occupancy and Tenant shall have the right to walk-through and inspect the Premises as described herein. Upon Tenant’s request, which request shall be made within fifteen (15) days following Landlord’s delivery to Tenant of the Ready for Occupancy notice, Landlord agrees to participate in a joint walk-through and inspection of the Premises with Tenant, which joint walk-through and inspection shall occur within fifteen (15) days following delivery of the Ready for Occupancy notice. When the Premises are Ready for Occupancy, Tenant agrees to accept possession thereof, subject to Landlord’s completion of the foresaid punchlist items, and to proceed to occupy the Premises and conduct its business operations therein. Except with respect to latent defects and any uncured items contained in an inspection punchlist delivered by Tenant to Landlord at or prior to occupancy, Tenant’s occupancy of the Premises shall conclusively establish that the Premises are at such time in satisfactory condition, order and repair. Landlord shall be responsible for and shall rectify (i) any patent defects in the core and shell of the Building identified in writing by Tenant or Tenant’s consultants within thirty (30) days of Tenant’s possession of the Premises, and (ii) any latent defects in, or deteriorations of, the core and shell of the Building identified by Tenant or Tenant’s consultants within one (1) year of Tenant’s possession of the Premises. Landlord agrees to commence any necessary remedial work immediately upon receipt of Tenant’s or Tenant’s consultant’s identification of defects and thereafter shall diligently pursue completion of any necessary remedial work.

3.2 Services to Be Furnished by Landlord. During the Term during Normal Business Hours, Landlord shall operate and manage the Building in an efficient, cost-effective manner; and provide janitorial and other services comparable in service and quality to those provided for Comparable Space. During the Term, Landlord shall cause public utilities to furnish electricity and water to the Building and the Premises and shall furnish Tenant with the other services described in Exhibit E attached hereto and incorporated herein by reference. Notwithstanding the foregoing, Landlord shall have the right to shut down the Building systems (including electricity and HVAC systems) for required maintenance and safety inspections and, except in cases of emergency, shall provide 48 hours notice to Tenant of any shutdown and shall use reasonable efforts to avoid interfering with Tenant’s use of the Premises.

3.3 Access Procedures. There shall be open access to the Building weekdays (except Holidays) from seven o’clock a.m. (7:00 a.m.) to six o’clock p.m. (6:00 p.m.), from six o’clock p.m. (6:00 p.m.) to seven o’clock a.m. (7:00 a.m.) Monday through Friday and twenty-four (24) hours per day on weekends and Holidays, access to the Building will be restricted by use of a card access system at the front entrance to the Building. On the Commencement Date, Landlord shall furnish Tenant at no cost up to one (1) access card (or the functional equivalent thereof) to access the Building and the Premises for each two hundred fifty (250) square feet of Rentable Area in the Premises and thereafter provide additional cards at a charge not to exceed Landlord’s cost for each such card without markup on an order signed by Tenant. Landlord shall replace all defective access cards without charge. All cards shall remain the property of Landlord. No additional locks shall be allowed on any door of the Premises without Landlord’s written permission. If Tenant receives Landlord’s permission and installs additional locks on the Premises, Tenant shall immediately provide Landlord with copies of keys for such locks. Landlord shall have the right to maintain master keys and pass keys to all doors to and within the Premises. Upon termination of this Lease, Tenant shall surrender to Landlord all access cards and keys related to the Premises, and give to Landlord the combination of all locks for safes, safe cabinets and vault doors, if any, to remain in the Premises.

3.4 Graphics and Signage. Landlord shall provide and install Tenant’s name and suite numerals of the Premises inside the Building in a location reasonably determined by Landlord. All graphics of Tenant visible in or from public corridors or the exterior of the Premises shall be subject to Landlord’s prior written approval (to be granted or withheld in Landlord’s sole discretion); provided, however, Tenant may not display any signs or graphics visible from the exterior of the Building. Landlord, at Landlord’s expense, will also identify Tenant in the directory located in the main lobby of the Building and on any other appropriate directory which may be part of the Project. The space to be made available to Tenant in such directories shall be provided in the same proportion that the Rentable Area of the Premises bears to the Rentable Area of the Building.

3.5 Repairs by Landlord. Landlord shall keep and maintain the Building, the Common Areas and the Premises (to the extent of Landlord’s obligations herein with respect to the Premises) according to the standards of Comparable Space. Except to the extent caused by Tenant or Tenant’s Invitees, Landlord shall make all repairs necessary to maintain the Building, the Common Areas, the plumbing, HVAC and electrical systems installed or furnished to the Premises by Landlord as part of Landlord’s Work (excluding any special electrical equipment or other fixtures installed or furnished by Landlord at Tenant’s request and not as part of Landlord’s Work unless the maintenance and repair was necessitated by the misrepresentation, negligence or misconduct of Landlord or caused by the negligence of Landlord, its agents, employees, or contractors, in which case such maintenance or repairs shall be made at Landlord’s sole cost and expense if not otherwise reimbursed to Tenant by insurance carried by Landlord or Tenant), windows, flooring installed or furnished by Landlord, and all other structural elements of the Premises installed or furnished by Landlord. Tenant shall promptly notify Landlord of any condition which requires repair. Landlord shall undertake such repairs with due diligence within a reasonable time after written notice from Tenant that such repair is needed subject to reasonable delays for adjustment of insurance claims, Force Majeure or other matters beyond Landlord’s control. In no event shall Landlord be obligated to repair any nonstructural system damage or any damage to systems not provided in base Building plans unless such damage is caused by the negligence of Landlord or its employees, agents, or contractors in such capacity. Tenant shall not be required to make structural repairs or repairs or replacements to the mechanical systems of the Building (including but not limited, to HVAC, electrical and plumbing), but such repairs shall be made by Landlord at Landlord’s cost, unless the repairs were necessitated by Tenant’s negligence or misconduct, in which case such repairs shall be at Tenant’s sole cost and expense, if such costs are not otherwise reimbursed to Landlord by the proceeds of insurance carried by either Landlord or Tenant. Any special leasehold improvements shall, at Tenant’s written request and at Landlord’s option, be maintained by Landlord at Tenant’s expense in an amount equal to Landlord’s actual cost plus an additional charge of ten percent (10%) of such cost. Notwithstanding the provisions of this Section to the contrary, Landlord shall, at Landlord’s sole cost and expense, repair: any defects in the construction of the (i) base Building work or any Tenant’s Work installed by Landlord, or Landlord’s contractor, which are discovered by Tenant and communicated in writing by Tenant to Landlord, and (ii) the base Building work and Tenant’s Work installed by Landlord or Landlord’s contractor necessitated by the failure of Landlord or Landlord’s contractor to comply with the Building plans and Tenant’s Plans for such work and all codes, legal requirements and other applicable laws in effect at the time of construction of the base Building work and Tenant’s Work. If, within a reasonable time after discovery, Tenant notifies Landlord of such defects, Landlord shall thereafter, with reasonable diligence subject to reasonable delays for adjustment of insurance claims, Force Majeure or other matters beyond Landlord’s control, proceed to repair such defects to a reasonably satisfactory condition consistent with comparable buildings.

3.6 Additional Repair Obligations. In addition to the obligations set forth in Section 3.5, but subject to Tenant’s repair obligations and Tenant’s other covenants and obligations under this Lease, Landlord shall repair and maintain (or cause to be repaired and maintained) the Project consistent with projects containing Comparable Space. Landlord shall exercise commercially reasonable efforts to schedule all maintenance and repairs so as not to unreasonably interfere with Tenant’s use of, access to and enjoyment of the Premises and Parking Area.

3.7 Peaceful Enjoyment. Landlord warrants and represents to Tenant that Tenant shall and may peacefully have, hold and enjoy the Premises, subject to the other terms hereof. The parties hereto agree that said letting and hiring is upon and subject to the terms, covenants and conditions herein set forth, and each party covenants, as a material part of the consideration for this Lease, to keep and perform each and all of the terms, covenants and conditions required to be kept and performed by it, and that this Lease is made upon the condition of such performance.

3.8 Parking.

3.8.1 General Parking. A total of four (4) unreserved spaces per one thousand (1,000) square feet of Rentable Area in the Premises shall be available in the Parking Area effective on the Commencement Date and continuing throughout the Term, for the use of Tenant’s officers, managers, agents, invitees and employees twenty-four (24) hours per day, seven (7) days per week. Tenant’s officers, managers, agents, invitees and employees may use all or any portion of the allotted spaces as hereinabove described effective on the Commencement Date.

3.9 Landlord’s Additional Representations and Warranties. In addition to Landlord’s other representations and warranties set forth in this Lease, Landlord hereby represents, warrants and covenants to Tenant as follows:

(a) Landlord has full and lawful authority to enter into this Lease.

(b) On the date of delivery of possession of the Premises to Tenant and throughout the Term of this Lease, the Building (excluding Tenant’s Work in the Premises) will be in substantial compliance with all applicable federal, state and local laws, ordinances, orders, rules, regulations and other requirements of Governmental Authorities relating to the use, condition and occupancy and the Building and all applicable rules, orders, regulations and requirements of any board of fire underwriters or insurance service office or any similar body having jurisdiction over the Building; provided, however, in the event the Building does not comply in some immaterial respects with the Americans with Disabilities Act of 1990, as amended, or other applicable laws, such non-compliance shall not be deemed a default by Landlord hereunder so long as such non-compliance does not materially impair Tenant’s use and occupancy of the Premises or endanger the health or safety of Tenant’s employees or invitees.

(c) Landlord shall maintain, repair, operate, manage and lease the Building at a standard consistent with the maintenance, repair, operation, management and leasing of Comparable Space.

3.10 Tenant’s Financial Statements. Upon request of Landlord, Tenant agrees to furnish to Landlord copies of Tenant’s most recent annual and quarterly financial statements, audited if available or otherwise certified as to accuracy by the chief financial officer of the Tenant. The financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied. The financial statements shall include a balance sheet and a statement of profit and loss, and the annual financial statement shall also include a statement of changes in financial position and appropriate explanatory notes. Landlord may deliver the financial statements to any prospective or existing mortgagee or purchaser of the Building. Notwithstanding the foregoing, as long as Tenant continues to file such statements in a timely manner with the United States Securities and Exchange Commission and such statements continue to be available on the Internet, Tenant need not provide statements directly to Landlord.

IV.	TENANT’S OCCUPANCY OF PREMISES

4.1 Care and Surrender of the Premises.

4.1.1 Damage; Load Capacity. Neither Tenant nor Tenant’s Invitees shall commit any waste or damage, or allow any waste or damage, on any portion of the Premises or the Project. Tenant shall not place upon or load any floor of the Building with a load exceeding its design capacity. Landlord certifies that the floors of the Premises are each designed generally to bear one hundred (100) pounds live load and ten (10) pounds for partitions, per square foot of floor space, and that the location and quantity of fire proof file cabinets shown on Exhibit A shall not exceed such load. Tenant shall take into account such load-bearing capacities when locating all safes, additional cooling systems and heavy installations which Tenant wishes to place in the Premises. At any time during the Term, Landlord, in its sole and absolute discretion, may employ a structural engineer, at Tenant’s sole cost and expense, to analyze Tenant’s compliance with the above-stated load capacity limits.

4.1.2 Condition of Premises at End of Term. At the end of the Term, by lapse of time or otherwise, Tenant shall deliver the Premises to Landlord in its base building condition, broom clean and in good order, except for the following: the Tenant Improvements; those alterations, additions and improvements thereto which Landlord hereafter accepts; normal wear and tear; insured casualty losses; conditions existing due to the negligent or willful acts of Landlord and its agents, and acts of God. Notwithstanding anything to the contrary herein, Tenant shall remove any and all data, telephone or other cabling installed in connection with Tenant’s occupancy of the Premises at the end of the Term. If Tenant does not so deliver the Premises, Landlord may restore the Premises to such condition following Tenant’s surrender of possession, and Tenant shall pay the reasonable cost thereof. Unless Landlord directs Tenant to remove such installations, alterations, additions or improvements (in which event Tenant shall so remove them and shall restore the Premises to its base building condition, excepting Landlord’s Work), all installations, alterations, additions and improvements, including partitions which may have been installed by either Landlord or Tenant, shall remain upon the Premises and shall become Landlord’s property, all without compensation, allowance or credit. Tenant shall reimburse Landlord for any damage to any portion of the Building or the Premises caused by the removal of any Alterations, additions or improvements made to the Premises. Tenant’s movable office equipment, furniture, furnishings and artwork which can be removed without damage to the Building shall remain Tenant’s property, and Tenant shall have the right prior to the end of the Term to remove the same. Tenant’s goods, effects, personal property, business and trade fixtures, machinery and equipment not removed at the end of the Term (or within one (1) week after entry of a final unappealable order awarding possession of the Premises to Landlord by a court of competent jurisdiction, and provided that during such time Landlord has not hindered or impeded Tenant’s efforts to remove such property from the Premises by reason of Tenant’s default) shall be considered abandoned, and Landlord may appropriate such items for itself, sell such items or otherwise dispose of the same in such commercially reasonable manner as Landlord deems expedient after ten (10) days’ prior written notice to Tenant without any liability to Tenant.

4.1.3 Prohibited Equipment in Premises. Tenant shall not use or install any equipment in the Premises that runs continuously (for example, equipment in a computer server room and/or a supplemental HVAC unit) or places unusual demands on the electrical, heating or air conditioning systems (“High Demand Equipment”) without Landlord’s prior written consent. No such consent will be given if Landlord determines, in its discretion, that such High Demand Equipment may not be safely used in the Premises or that electrical service is not adequate to support the High Demand Equipment. Landlord’s consent may be conditioned, without limitation, upon separate metering of the High Demand Equipment and Tenant’s payment of all engineering, equipment, installation, maintenance, removal and restoration costs and utility charges associated with the High Demand Equipment and the separate meter, as well as administrative costs as provided below. If High Demand Equipment used in the Premises by Tenant affects the temperature otherwise maintained by the heating and air conditioning system, Landlord shall have the right to install supplemental air conditioning units in the Premises and/or require Tenant to use any existing supplemental units serving the Premises. If supplemental units are required by Landlord pursuant to the foregoing sentence, or if Tenant requests the installation and/or use of any supplemental units, then the cost of engineering, installation, operation and maintenance of the units shall be paid by Tenant. All costs and expenses relating to High Demand Equipment and Landlord’s administrative costs (such as reading meters and calculating invoices) shall be payable by Tenant within ten (10) days after receipt of Landlord’s invoice for such costs.

4.2 Legal Use and Violation of Insurance Coverage. Tenant shall comply with all applicable laws, ordinances, orders, rules and regulations of any Governmental Authority relating to the construction, use, condition or occupancy of the Premises. Landlord shall comply with all applicable laws, ordinances, rules and regulations of any Governmental Authority relating to the construction, ownership, leasing and management of the Building; provided, however, Tenant agrees that the scope of Landlord’s compliance with laws, ordinances, orders, rules and regulations of any Governmental Authority applicable to construction of the Building is limited to those in effect when approvals, permits and licenses for construction of the Building were obtained or issued or to the extent needed to not materially impair Tenant’s use and occupancy of the Premises or the health or safety of Tenant’s employees or invitees. Tenant shall not occupy or use, or permit any portion of the Premises to be occupied or used, for any business or purpose which is unlawful, disreputable or deemed to be extra-hazardous on account of fire. Tenant shall not permit anything to be done in the Premises which would increase the rate of fire insurance coverage on the Building.

Subject to the mutual waiver of subrogation set forth herein, Tenant agrees to indemnify and hold Landlord harmless from and against any and all claims, judgments, fines, penalties, losses, damages, liabilities and reasonable attorney’s and consultant’s fees and other costs and expenses, including but not limited to damages for bodily injury, death and property damage, which are caused by, arise out of, occasioned by or in any way attributable to any of the following, except to the extent caused by Landlord’s breach of this Lease or applicable law or the willful misconduct or negligence of Landlord, its agents, employees and contractors: (a) the use or occupancy of the Premises by Tenant or its subtenants and assignees, or their agents, employees, contractors, licensees, customers and express invitees, (b) the use or occupancy of any other portion of the Project by Tenant or Tenant’s Invitees, (c) the breach of this Lease or applicable law by Tenant or its subtenants and assignees, or their employees, agents, contractors or subcontractors or (d) the willful misconduct or negligence of Tenant, its agents, employees and contractors.

Subject to the mutual waiver of subrogation set forth herein, Landlord agrees to indemnify and hold Tenant harmless from and against any and all claims, judgments, fines, penalties, losses, damages, liabilities and reasonable attorney’s and consultant’s fees and other costs and expenses, including but not limited to damages for bodily injury, death and property damage, which are caused by, arise out of, occasioned by or in any way attributable any of the following, except to the extent caused by Tenant’s breach of this Lease or applicable law or other willful misconduct or negligence of Tenant, its agents, employees and contractors (a) the breach of this Lease or applicable law by Landlord, its assignees or their employees, agents, contractors or subcontractors or (b) the willful misconduct or negligence of Landlord, its agents, employees and contractors.

4.3 Hazardous Materials.

4.3.1 No Storage. For the purposes of this Section, “Premises” shall include the Premises and all space over which Tenant has the right to exclusive use and control. Except for general office and cleaning supplies typically used in the ordinary course of Tenant’s business, without Landlord’s prior written consent, neither Tenant nor Tenant’s Invitees shall knowingly use, release, generate, store or dispose of on, under or about the Project or transport to or from the same any Hazardous Materials or permit or allow any third party to do so. For purposes of this Lease, (i) “Hazardous Materials” means polychlorinated biphenyls, petroleum and any fraction thereof, radioactive materials, urea formaldehyde, asbestos, and any waste, pollutant, contaminant, chemical compound, substance or material defined or regulated as “hazardous”, “extremely hazardous” or “toxic” under any Environmental Laws or by any federal, state, or local governmental agency or authority, and (ii) “Environmental Laws” means any applicable current or future federal, state, or local law, regulation, ordinance, order, guidance document, policy document, or ruling applicable to health or environmental conditions on, under or about the Building, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Water Pollution Control Act, the Clean Air Act, the Federal Insecticide, Fungicide and Rodenticide Act, and analogous state and local laws.

4.3.2 Compliance; Citation. All of Landlord’s and Tenant’s activities on the Project shall comply with Environmental Laws. As soon as practical after receipt of same, Landlord or Tenant shall furnish the other party with a copy of any and all citations, orders, notices, reports, subpoenas or requests from any federal, state or local Governmental Authority concerning or having an impact on the environmental condition of the Premises and a copy of any and all information, documents or reports submitted to any Governmental Authority by or on behalf of Landlord or Tenant regarding the environmental condition of the Premises. Landlord or Tenant shall provide the other party with written notice of any environmental condition affecting the Premises which must be reported to any Governmental Authority no later than five (5) business days after occurrence of the event which triggers the reporting obligation.

4.3.3 Landlord’s Warranties and Indemnification. Landlord shall have no liability to Tenant or any other party for, and Tenant shall indemnify, defend with counsel acceptable to Landlord, and hold Landlord harmless from any and all claims, damages, fines, penalties, losses, judgments, costs and liabilities arising out of or related to Hazardous Materials which were transported to or used, stored, released or disposed of on, under or about the Project by Tenant, its officers, managers, employees, agents, contractors or licensees, in connection with work being performed by or for Tenant (except to the extent such work is performed by Landlord, its contractors, agents or employees) regardless of whether Landlord consented to, approved of, participated in or had notice and approved of the activities giving rise to such liabilities. Based only upon warranties of third parties made to Landlord and the results of environmental audits or assessments prepared for Landlord, Landlord warrants and represents to Tenant that to the best of Landlord’s actual knowledge without independent investigation, the Building and the Premises contain no Hazardous Materials except for contained petroleum products and office and cleaning supplies. Landlord warrants and represents to Tenant that to the best knowledge of Landlord any Hazardous Materials used or to be used in the construction of the Building or the Premises have only or will only be used in such quantities and in such manner as may be permitted by Environmental Laws. Except to the extent reported in written reports delivered to Landlord and available for Tenant’s inspection upon request, Landlord represents and warrants to Tenant that Landlord has no knowledge of and has no reason to believe that there has been a release, generation or storage of Hazardous Materials on, under or beneath the Project as of the date of this Lease. Landlord shall indemnify and hold Tenant harmless against any and all actual and direct losses, costs, expenses (including reasonable attorneys’ fees), liabilities, claims, fines, penalties, judgments and damages arising out of, and Landlord shall advise Tenant in writing within five (5) business days of Landlord’s actual knowledge of, the following: (i) all notices of violations or alleged violations of Environmental Laws relating to activities occurring prior to the Commencement Date which are received by Landlord in writing from any Governmental Authority and which relate to the Premises or Project or affect the health, safety or welfare of the tenants of the Building and their employees; and (ii) the release of any Hazardous Materials in, on, under or about the Premises or any part of the Project by Landlord or Landlord’s agents. Any interruption of Tenant’s occupancy or use and enjoyment of the Premises or any condition which constitutes a danger to the health, safety and welfare of Tenant’s officers, managers, employees, agents or contractors, each of which results from environmental contamination which is not attributable to Tenant or its contractors, agents or employees, shall constitute an interruption of services under Section 10 of Exhibit E. Notwithstanding anything to the contrary in this Lease, if any environmental contamination which is not attributable to Tenant or its contractors, agents or employees interrupts Tenant’s occupancy or use and enjoyment of the Premises or constitutes a danger to the health, safety and welfare of Tenant’s officers, managers, employees, agents and contractors (such contamination, an “Environmental Condition”) occurs or exists for more than ten (10) consecutive business days, Landlord shall abate Tenant’s Rent effective from and after the date which is ten (10) consecutive business days after the date the Environmental Condition began, until Tenant shall once again have unimpaired occupancy or use and enjoyment of the Premises or the Environmental Condition is removed.

Notwithstanding anything in this Lease to the contrary, if Landlord is not in compliance with any applicable Environmental Laws or any representation or warranty contained herein, such noncompliance shall not be deemed to be an event of default hereunder or a breach of this Lease so long as such noncompliance does not have a materially adverse affect on Tenant’s use of the Premises or on the health or safety of Tenant’s employees or invitees.

4.4 Nuisance. Tenant shall conduct its business and shall use its best efforts to control its officers, managers, agents, employees, invitees and visitors in such manner as not to create any nuisance, or interfere with any other tenant of the Building or with Landlord in its operation of the Project.

4.5 Rules of the Building. Tenant and its officers, managers, employees, agents, visitors, contractors, assigns and licensees shall comply with the Rules and Regulations of the Project attached as Exhibit D, as the same may be reasonably amended from time to time. No change in the Rules and Regulations shall be made that would materially and adversely affect Tenant’s ability to use the Premises as originally intended. Tenant shall be required to comply with only those regulations that do not conflict with the terms and conditions of this Lease. The terms of the Lease shall control any conflict with the terms of the Rules and Regulations.

4.6 Repairs by Tenant. At Tenant’s own cost and expense, Tenant shall repair or replace any damage or injury done to the Premises, the Project or any part thereof caused by Tenant or its contractors, subcontractors, officers, managers, agents, employees, invitees or visitors (other than Landlord or its contractors, subcontractors, agents, or employees) to the extent such damage or injury is not covered by insurance. If Tenant has not undertaken such repairs or otherwise diligently pursued all actions preparatory to such repairs within thirty (30) days after notice from Landlord of Tenant’s obligation to do so or if Tenant is not diligently pursuing completion of any repair undertaken within the thirty (30) day period, Landlord may, at its option, make such repairs or replacements, and Tenant shall pay to Landlord the cost thereof, plus an additional charge of fifteen percent (15%) to Landlord on demand.

4.7 Alterations, Additions, Improvements.

4.7.1 Right to Make Alterations. After Tenant Improvements have been made in the Premises, Tenant shall have the right from time to time to make changes, additions, material repairs, improvements or other alterations (collectively, “Alterations”) in or to the Premises upon the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary herein, in the event Landlord approves such Alterations, and in such approval letter does not require the removal of such Alterations upon Tenant’s vacating the Premises, Tenant shall not be required to remove the approved Alterations and restore the Premises to the condition existing prior to the installation of the Alterations upon Tenant’s vacating the Premises. Furthermore, notwithstanding anything contained herein to the contrary, all alterations and improvements to the Premises, including without limitation the Tenant Improvements, whether undertaken by Tenant or Landlord using Landlord’s contractor shall be subject to a fee in an amount equal to ten percent (10%) of the total cost of planning and constructing any such alterations and improvements payable by Tenant to Landlord as a profit and overhead fee upon Landlord’s demand for same. In the event Tenant wishes to use a contractor other than Landlord’s contractor and Landlord reasonably approves such contractor, however, Tenant shall not be required to pay such fee in connection with work performed by such contractor.

4.7.2 Agreements; Permits. Tenant shall enter into an agreement for the performance of such Alterations with such contractors and subcontractors selected by Tenant and reasonably approved by Landlord; provided, however, Landlord’s approval of such contractors or subcontractors shall only be required to the extent the Alterations require Landlord’s approval. Tenant’s contractors shall obtain, on behalf of Tenant and at Tenant’s sole cost and expense, all necessary governmental permits and approvals for the commencement and completion of such Alterations.

4.7.3 Review by Landlord; Completion. If any Alterations require Landlord’s approval, Tenant shall pay to Landlord the reasonable, actual cost of Landlord’s independent engineers (but not Landlord’s “in-house” personnel). Such payment shall be made within thirty (30) days after Tenant’s receipt of invoices from Landlord, or at Landlord’s option, prior to the commencement of the Alterations. All Alterations shall be performed: (i) in accordance with the approved plans, specifications and working drawings; (ii) lien-free and in a good and workmanlike manner; (iii) in compliance with all laws, ordinances, rules and regulations of all Governmental Authorities; and (iv) in such a manner so as not to materially interfere with the use or occupancy of the Building by any other tenant in the Building or its employees or invitees, nor impose any material additional expenses upon, nor delay Landlord in, the maintenance and operation of the Building, nor endanger the health or safety of any party in the Building.

4.7.4 Compliance With Laws. All work and materials installed in the Premises by Tenant or at Tenant’s request shall comply with all Rules and Regulations of the Project, all insurance requirements, and all laws, ordinances, rules and regulations of all Governmental Authorities. Tenant agrees to hold Landlord forever harmless from any and all claims and liabilities of every kind and description, including without limitation Landlord’s attorneys’ fees, which may arise out of or be connected in any way with Alterations, to the extent such claims and liabilities are not covered by insurance.

4.7.5 Insurance Requirements. In the event Tenant employs any contractor to do any work in the Premises, Tenant shall provide Landlord with certificates naming Landlord and such other parties as Landlord may designate as additional insured under policies of builder’s risk and general liability insurance in amounts and with insurers reasonably satisfactory to Landlord. Tenant shall also provide evidence of satisfactory worker’s compensation coverage in accordance with statutory requirements.

4.7.6 Lien Waivers; Liens. Upon completion of such Alterations, Tenant shall arrange to have its contractor deliver to Landlord a lien waiver sufficient to assure Landlord that no statutory lien could be filed against the Building or the Project relating to such Alterations. Notwithstanding the foregoing, if any statutory lien shall be filed against the Premises or the Project purporting to be for labor or materials furnished or to be furnished at the request of Tenant, then Tenant shall at its expense cause such lien to be discharged by payment, by posting of a cash or surety bond reasonably satisfactory to Landlord or by other assurances reasonably satisfactory to Landlord, within thirty (30) days after the filing thereof. If Tenant shall fail to take such action within such thirty (30) day period, upon written notice to Tenant, Landlord may cause such lien to be discharged by payment, bond or otherwise, after reasonable investigation as to its validity or adverse effect on marketable title to the Building or the Project. Tenant shall indemnify and hold harmless Landlord against any and all claims, costs, damages, liabilities and expenses (including attorneys’ fees) incurred by Landlord by reason of any such lien or its discharge, and all such sums properly paid by Landlord as permitted in this Section shall be deemed to be Rent due and payable upon demand. No part of this Lease shall be deemed or construed in any way as constituting the consent of or request by Landlord to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials to the Premises or the Project, or any part thereof, or the imposition of any lien against the estates of Landlord or Tenant.

4.8 Entry for Repairs and Inspection. Landlord shall have the right to enter the Premises at any time without notice in the event of an emergency. Furthermore, Landlord or Landlord’s agents or representatives shall have the right to enter into and upon any part of the Premises at all reasonable hours with prior notice (oral or written) to Tenant to inspect same, make repairs, alterations or additions thereto in accordance with the terms of this Lease or to exhibit the Premises to (a) prospective tenants during the last twelve (12) months of the Term or (b) upon reasonable advance notice, to prospective purchasers or to others, or for other reasonable purposes. Except as otherwise expressly provided in this Lease, Tenant shall not be entitled to any abatement or reduction of Rent or any other sums due under this Lease by reason of such access afforded to Landlord. If representatives of Tenant shall not be present to open and permit entry into the Premises at any time when such entry by Landlord is necessary or permitted hereunder, Landlord, its employees, contractors and agents may enter by means of a master key or key card (or forcibly in the event of an emergency) without such entry constituting an eviction of Tenant or termination of this Lease. In the exercise of any rights of entry to the Premises permitted to Landlord under this Section, Landlord shall use reasonable efforts to minimize any disturbance of Tenant’s use, enjoyment and possession of the Premises.

4.9 Assignment or Sublease.

4.9.1 Rights of Assignment and Sublease. Except with respect to an assignment to a Tenant Affiliate as hereinafter provided, which shall not require Landlord’s consent, and except with the prior notice of at least thirty (30) days and the written consent of Landlord, which consent Landlord shall not unreasonably or arbitrarily withhold, condition or delay, Tenant shall not voluntarily (i) assign or in any manner transfer this Lease or any estate or interest therein, (ii) permit any assignment of this Lease or any estate or interest therein by operation of law or otherwise, (iii) sublet the Premises or any part thereof, (iv) grant any license, concession or other right of occupancy of any portion of the Premises other than for services which are incidental to office work (e.g., copying, vending machines, etc.), or (v) permit the use of the Premises by any parties other than Tenant, its managers, agents, employees, officers, licensees or invitees. If Tenant is a corporation, then any transfer of the Lease from Tenant by merger, consolidation or dissolution or any change in ownership or power to vote a majority of the voting stock in Tenant outstanding on the date of this Lease shall not constitute an assignment for purposes of this Section. If Tenant is a general or limited partnership, the transfer of any partnership interest, or a change in the constitution of the partnership by death, withdrawal or retirement of a partner, or interests constituting a majority or the reallocation of partnership interests, in each case provided that the partnership remains in existence, shall not constitute an assignment for the purposes of this Section. Tenant shall not mortgage, pledge or otherwise encumber its interest in this Lease or in the Premises. Consent by Landlord to one or more assignments or sublettings shall not be a waiver of Landlord’s rights as to any subsequent assignments and sublettings. Assignment of this Lease or subletting of all or any part of the Premises to a Tenant Affiliate will require that at least thirty (30) days notice be given to Landlord, but consent or approval of Landlord shall not be required so long as Tenant continues to remain liable under this Lease for the performance of all terms and obligations of this Lease, including, but not limited to, payment of all Rent and other sums due under this Lease. A “Tenant Affiliate” shall mean any entity owned or controlled by Tenant constituting at a minimum a majority of the ownership interests in such entity and “owned or controlled by” shall mean ownership of more than a fifty percent (50%) interest in such entity.

4.9.2 Matters Affecting Transfer. Any approved transfer shall be expressly subject to the terms and conditions of this Lease. In the event of an assignment or subletting, Tenant and any guarantors under this Lease shall remain fully responsible and liable for the payment of Rent and for compliance with all of Tenant’s other obligations under this Lease and any guaranty delivered under this Lease shall remain in effect. If an event of default occurs following any approved transfer, Landlord, in addition to any other available remedies, may collect directly from Tenant’s assignee or sublessee all rents becoming due to Tenant and apply such amount against any sums due to Landlord by Tenant. Tenant authorizes and directs any assignee or sublessee to pay rent directly to Landlord upon receipt of notice from Landlord of Tenant’s default. No direct collection by Landlord from any assignee or sublessee shall constitute a novation or a release of Tenant or any guarantor from the further performance of its remaining obligations under this Lease, nor shall receipt by Landlord of Rent from any assignee, sublessee or occupant of the Premises be a waiver of the covenant in this Lease prohibiting assignment and subletting.

4.9.3 Consent to Assignment or Sublease. If Tenant requests Landlord’s consent to an assignment of this Lease or subletting of all or a part of the Premises, Tenant shall submit to Landlord, in writing, (i) the name of the proposed assignee or sublessee, (ii) current financial statements, if any, available to Tenant disclosing the financial condition of the proposed assignee or subtenant, (iii) the nature of the business of the proposed assignee or sublessee, and its proposed use of the Premises (any assignment or subletting being subject to restrictions on use contained in this Lease, and a violation of such restrictions by the proposed assignee or sublessee shall constitute absolute grounds for Landlord’s denial of the requested assignment or subletting, such grounds not being the exclusive grounds for denial under clause (iii)), and (iv) the proposed commencement date of the assignment or subletting, together with a copy of the proposed assignment or sublease. Within fifteen (15) business days after its receipt of such notice, Landlord shall either approve or disapprove such proposed assignment or sublease in writing. Landlord reserves the right to withhold consent to any proposed assignment or sublease to any third party other than a Tenant Affiliate if the creditworthiness of such third party is not comparable to Tenant’s creditworthiness at the time this Lease was executed.

4.9.4 Additional Limitations Relative to Assignment and Subletting. Notwithstanding anything in this Lease to the contrary, Tenant further agrees that any assignment or sublet shall be subject to the following additional limitations: (i) In no event may Tenant assign this Lease or sublet all or any portion of the Premises to an existing tenant of the Building or the Project or its subtenant or assignee; (ii) In no event shall the proposed subtenant or assignee be a person or entity with whom Landlord or its agent is negotiating and to or from whom Landlord, or its agent, has given or received any written or oral proposal within the past six (6) months regarding a lease of space in the Building or the Project; (iii) Tenant shall not publicly advertise the rate for which Tenant is willing to sublet the space; and all public advertisements of the assignment of the Lease or sublet of the Premises, or any portion thereof, shall be subject to prior approval in writing by Landlord, such approval not to be unreasonably withheld or delayed; and (iv) Tenant shall not use a likeness of the Building or the Premises in any advertisement unless any such likeness has been approved by Landlord. Said public advertisements shall include, but not be limited to, the placement or display of any signs or lettering on the exterior of the Premises, or on the glass or any window or door of the Premises, or in the interior of the Premises if it is visible from the exterior.

4.9.5 Effect of Assignment or Sublease. If Landlord consents to any subletting by Tenant and subsequently any rents received by Tenant under such sublease are in excess of the Rent payable by Tenant under this Lease, or any additional consideration is paid to Tenant by the assignee under the assignment, then Landlord shall be entitled to retain such excess and such additional consideration.

4.9.6 Assumption by Assignee. Each permitted assignee shall assume, and be deemed to have assumed, this Lease and be and remain liable jointly and severally with Tenant for all payments and for the due performance of all its terms, covenants and conditions. No approved assignment shall be binding upon Landlord unless Landlord shall receive an instrument in recordable form containing a covenant of assumption by the assignee, but the failure or refusal of an assignee to execute the same shall not release it from its liability as set forth herein. Tenant shall pay Landlord’s reasonable counsel fees in connection with any proposed assignment or subletting. In the event that the proposed assignee or sublessee is an existing tenant of the Building or the Project, Landlord, at its option and its sole discretion, shall have the right to cancel this Lease and lease the Premises or any portion of the Premises to be assigned or sublet to the proposed assignee or sublessee under the terms of its existing lease with Landlord.

4.10 Subordination to Mortgage. This Lease is subject and subordinate to any and all mortgages or deeds of trust currently existing on the property of which the Premises is a part, and this clause shall be self-operative without any further instrument necessary to effect such subordination. If requested by Landlord, Tenant shall promptly execute and deliver to Landlord any such agreements in a commercially reasonable form as Landlord may reasonably request evidencing the subordination of this Lease to such mortgages or deeds of trust; provided that Landlord shall obtain for the benefit of Tenant a non-disturbance agreement in a commercially reasonable form from any such mortgagee, trustee or beneficiary currently having an interest in all or any portion of the Premises expressly stating that upon succession of ownership by a lender (a) this Lease shall continue in full force and effect as a direct lease between such lender and Tenant, and (b) such lender shall not disturb Tenant’s right of quiet possession of the Premise under the terms of the Lease so long as Tenant is not in default beyond any applicable grace period of any term, covenant or condition of this Lease. This Lease shall be subject and subordinate to any mortgage or deed of trust which may hereafter encumber the property of which the Premises is a part. Any subordination agreement provided by the lender of Landlord shall confirm, among other things, and Tenant hereby confirms and agrees to the following, that: (i) the disposition of the proceeds of the insurance of the Landlord shall be governed and controlled by the lender of the Landlord and the loan documents of such lender, (ii) the lender of the Landlord shall be entitled to receive concurrent written notice of any default (and a cure period of thirty days in which to effect a cure on behalf of the Landlord which cure period shall be in addition to any cure period provided to the Landlord which cure will be accepted by Tenant) or event of default by Landlord hereunder as provided by Tenant to Landlord provided that Tenant is provided with written notice of the name and address of the lender of Landlord, (iii) a successor landlord is not liable for any default of a prior landlord, (iv) a successor landlord is not subject to offsets or other defenses against a prior landlord except for those matters of which Tenant has provided prior written notice to the successor landlord and an opportunity for the successor landlord to cure, and (v) a successor landlord is not liable for the return of any security deposit posted by Tenant unless such security deposit is delivered to successor landlord by the prior landlord. Tenant’s obligations under this Lease shall continue in full force and effect notwithstanding any such default proceedings under a mortgage or deed of trust and Tenant shall attorn to the mortgagee, trustee or beneficiary of such mortgage or deed of trust, and their successors or assigns, and to the transferee under any foreclosure or default proceedings. Tenant will, upon request by Landlord, execute and deliver to Landlord or to any other person designated by Landlord, any instrument or instruments in a commercially reasonable form required to give effect to the provisions of this paragraph.

4.11 Estoppel Certificate. Tenant shall, at any time and from time to time, within ten business (10) days following written request from Landlord, execute, acknowledge and deliver a written statement certifying if true that this Lease is in full force and effect and unmodified (or, if modified, stating the nature of such modification), certifying the date to which Rent has been paid, certifying whether or not, to Tenant’s best knowledge, there are any uncured defaults by Landlord or specifying such defaults if any are claimed, and certifying such other matters as Landlord may reasonably request. Any such statement may be relied upon by a prospective purchaser or mortgagee of all or any part of the Building. Tenant’s failure to deliver such statement within said ten (10) day period shall constitute Tenant’s certification that this Lease is in full force and effect and unmodified, and that there are no uncured defaults by Landlord.

V.	INSURANCE

5.1 Casualty Insurance. During the Term, Landlord shall insure the Building against loss or damage by fire, or other insurable hazards and contingencies through all risk insurance (which sometimes may be referenced in the insurance industry as special cause of loss insurance), including fire and extended coverage, in amounts, coverages and with deductibles as are commercially reasonable and as are in effect for comparable buildings. Landlord shall not be obligated to insure any furniture, equipment, machinery, goods or supplies which Tenant may bring or obtain upon the Premises or any leasehold improvements which Landlord requires Tenant to remove at the end of the Term. If the premiums for any casualty insurance exceed the standard rates because Tenant’s operations result in increased premiums, then Tenant shall upon receipt of appropriate invoices reimburse Landlord for such excess. Tenant shall maintain at its expense, in an amount equal to full replacement cost, fire and extended coverage insurance on all leasehold improvements and on all of its personal property, including removable trade fixtures, located in the Premises plus such additional insurance as may be required to meet Tenant’s obligations under Section 5.2.2.

5.2 Liability Insurance.

5.2.1 Landlord’s Obligation. During the Term, Landlord shall obtain and keep in force comprehensive general liability insurance in amounts, coverages and with deductibles as are commercially reasonable and as are in effect for comparable buildings.

5.2.2 Tenant’s Obligation. During the Term, Tenant shall procure, and shall maintain, at Tenant’s sole cost and expense, (i) general public liability insurance, including contractual liability coverage for the indemnity obligations of Tenant set forth herein, against claims for personal and bodily injury, death or property damage occurring upon, in or about the Premises with carriers and in amounts reasonably satisfactory to Landlord, but not less than Three Million and No/100 Dollars ($3,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) in the aggregate for bodily injury and property damage, which limits may be satisfied using an umbrella liability insurance policy that provides coverage in excess of the general liability policy, (ii) business income and extra expense coverage in such amounts as will reimburse Tenant for direct or indirect loss or earnings attributable to any loss caused by fire or other casualty or cause including, but not limited to, vandalism, theft and water damage of any type, and (iii) casualty insurance in an amount that Tenant deems sufficient to insure its personal property in the Premises. Landlord makes no representation that Tenant’s coverage requirements hereunder are adequate to protect Tenant’s undertakings under this Lease. If Tenant believes that such coverage amounts are insufficient, Tenant shall procure such additional insurance that Tenant deems adequate at Tenant’s sole cost and expense.

5.3 Other Insurance. Landlord shall obtain (i) worker’s compensation and employers’ liability insurance as required by law; and (ii) additional rental income insurance as an endorsement to Landlord’s all risk policy. Landlord may, at its option, obtain insurance against losses due to theft or burglary as reasonably determined by Landlord.

5.4 Insurance Standards; Waiver of Subrogation.

5.4.1 All of Tenant’s insurance policies and renewals thereof as are required in this Section 5 shall name Landlord as an additional insured and shall be written as primary policies not contributory with and not in excess of coverage which Landlord may carry. All of Tenant’s insurance policies shall provide (i) that no material change or cancellation of said policies shall be made without thirty (30) days’ prior written notice to Landlord, and (ii) that the insurance company issuing the same shall have waived any right of subrogation against Landlord. All policies of insurance which are secured by Landlord and Tenant as required by this Lease shall include appropriate deductible amounts so that insurance premiums therefor are commercially reasonable. Before Tenant’s initial entry into the Premises and thereafter at least thirty (30) days prior to the expiration dates of said policy or policies, both Landlord and Tenant shall provide each to the other copies of policies or certificates of insurance evidencing all coverages required of Landlord or Tenant or either of them by this Lease. All the insurance required under this Lease shall be primary and non-contributory, issued by companies which are rated at least A/VIII in Best’s Insurance Reports and authorized to do business in North Carolina.

5.4.2 Neither Landlord nor Tenant shall be liable to the other or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to the Premises, the Building or other tangible property of Landlord or Tenant, or any resulting loss of income, or losses under worker’s compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of such party, its agents, employees, invitees or contractors, if and to the extent that any such loss or damage has been paid by insurance benefiting the party suffering such loss or damage or would have been paid if the injured party had carried the insurance required of it pursuant to this Lease.

5.5 Indemnity for Insurance Coverage. Because the Landlord is required to maintain casualty insurance pursuant to this Lease, and because of the existence of waivers of subrogation set forth in this Lease, Landlord shall indemnify, defend and hold Tenant harmless from and against any claims resulting or arising from any damage to any property outside of the Premises to the extent such claims are covered by such insurance, or would have been covered by such insurance had Landlord obtained the same as required by this Lease, even if resulting from the negligent acts or omissions of Tenant or Tenant’s agents, contractors, employees, subtenants, invitees or licensees together with reasonable attorney’s fees incurred in connection therewith. Similarly, because Tenant must carry casualty insurance pursuant to the Lease to cover its personal property within the Premises, Tenant shall indemnify, defend and hold Landlord harmless from and against any claims to the extent such indemnified claims are covered by such insurance, or would have been covered by such insurance had Tenant obtained the same as required under this Lease, even if resulting from the negligent acts or omissions of Landlord or Landlord’s agents, contractors, employees, assignees, invitees or licensees together with reasonable attorney’s fees incurred in connection therewith.

5.6 No Release. Tenant’s and Landlord’s indemnification obligations in this Section shall survive the expiration or earlier termination of this Lease. Tenant’s and Landlord’s covenants, agreements and indemnity obligations in this Lease are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Landlord or Tenant, respectively, pursuant to the provisions of this Lease.

5.7 Casualty Damage. If the Premises shall be damaged by fire or other casualty, Tenant shall give prompt written notice to Landlord. If the Building or any part thereof or access thereto shall be so damaged or destroyed by fire or other casualty that substantial alteration or reconstruction of the Building and access thereto shall, in the good faith and reasonable determination of the Landlord’s architect, be required with such repair taking longer than one hundred eighty (180) days (whether or not the Premises shall have been damaged by such casualty), or in the event any Mortgagee should require that the insurance proceeds be applied to the payment of the mortgage debt, or in the event of any material uninsured loss to the Building, or in the event of any substantial damage to the Building within the final two (2) Lease Years of the Initial Term or an exercised Renewal Term, Landlord may, at its option, terminate the Lease by notifying Tenant in writing within thirty (30) days after the date of such damage. In case the Premises shall be so damaged by fire or other casualty that substantial alteration or reconstruction of the Building shall, in the mutual good faith and reasonable determination of the Landlord’s architect, be required, Tenant shall have the right to terminate this Lease upon thirty (30) days prior written notice to Landlord if Landlord (i) has not completed, (ii) cannot complete or (iii) in the opinion of the Landlord’s architect, cannot reasonably be expected to complete substantially the making of any required repairs and restorations within one hundred eighty (180) days from the date of such damage or destruction. In addition, if any such damage or destruction shall occur during the last two (2) Lease Years of the Initial Term or an exercised Renewal Term, Tenant, at its option, may terminate this Lease by giving prior written notice to Landlord within thirty (30) days after the events specified in clauses (i), (ii), or (iii) above occur or become determinable. Rent shall abate and be prorated as of the date such damage occurs and during any period of repair and restoration to the extent the Premises or any material part thereof are rendered unusable or access thereto is denied Tenant. Subject to the provisions of any deed of trust encumbering the Building, if Landlord or Tenant does not thus elect to terminate this Lease, Landlord shall commence and diligently proceed to restore and repair (to the extent of the insurance proceeds received by Landlord) the Building or the Project and the Premises to substantially the same condition in which it was immediately prior to the happening of the casualty except that Landlord’s obligation to restore shall not exceed the scope of Landlord’s Work, adjusted for inflation, in originally constructing the Building or the Project, as applicable. When the Landlord’s Work with respect to such reconstruction or restoration has been completed, Landlord and Tenant shall complete the restoration of the Premises, including the reconstruction of all leasehold improvements and the restoration of Tenant’s furniture and equipment. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or repair, except that Landlord shall allow Tenant a fair diminution of Rent during the time and to the extent the Premises or any material portion thereof are unfit for occupancy or access to the Premises is materially affected. Notwithstanding anything contained herein to the contrary, if the casualty results from the fault or gross negligence of Tenant or any of Tenant’s agents, employees or invitees, (i) Rent shall not be diminished during the repair of such damage, (ii) Tenant shall be liable to Landlord for the cost of the repair and restoration of the Building to the extent such cost and expense is not covered by insurance proceeds, and (iii) Tenant shall have no right to terminate this Lease.

5.8 Additional Rights Regarding Restoration. If neither Tenant nor Landlord has elected or has the right to terminate this Lease pursuant to Section 5.7 above, and if Landlord shall not have substantially repaired or restored the Building and Premises and access thereto (to the extent such items are required to be repaired pursuant to Section 5.7) within the later of: (i) the applicable time periods set forth in Section 5.7 after such damage or destruction (which time periods shall be extended by the amount of any construction delays caused by Force Majeure and/or Tenant Delays); or (ii) thirty (30) days after the time period that the parties mutually estimate would be required to substantially complete such repairs pursuant to Section 5.7 above (which time periods shall be extended by the amount of any construction delays caused by Force Majeure and/or Tenant Delays), then Tenant shall again have the right to terminate this Lease by delivering written notice thereof to Landlord within thirty (30) days thereafter, which termination shall be effective as of the date Landlord receives such notice. However, such termination notice shall have no force or effect if Landlord performs such substantial repairs at any time within thirty (30) days after Landlord’s receipt of Tenant’s termination notice. For purposes of this section, the Premises shall be deemed “substantially” repaired or restored if the only items remaining to be repaired or restored are minor “punchlist” items, which can be fully completed without material interference with Tenant’s permitted use hereunder, which Landlord shall promptly repair thereafter. Unless Tenant or Landlord elects to terminate this Lease pursuant to this Section 5.8, this Lease shall continue in full force and effect, except for the abatement of Rent to the extent provided in Section 5.7 in this Lease.

5.9 Application of Insurance Proceeds. If this Lease is terminated by reason of damage or destruction, each party shall be entitled to retain the insurance proceeds awarded to such party by that party’s insurer. Subject to the provisions of any deed of trust encumbering the Building, if this Lease is not terminated by reason of any such damage or destruction, then all insurance proceeds payable by reason of damage or destruction to the Premises, Tenant’s Work or Alterations or to the Project or access thereto shall be disbursed to the party making such repairs in a manner reasonably satisfactory to Landlord, Tenant and any mortgagee or beneficiary under any mortgage or deed of trust encumbering the Project, the Building, or Premises for use in reconstruction of the Project, Building or Premises, or access thereto. Upon completion of the repairs or reconstruction of such Building, any remaining insurance proceeds shall be paid to the parties whose policies provided such proceeds.

VI.	CONDEMNATION

6.1 Effect of Condemnation. If the whole or substantially the whole (being more than 25%) of the Premises or access thereto should be taken for any public or quasi-public use, under any statute or by right of eminent domain or otherwise or should title to the Building or access thereto be taken or be sold by private purchase in lieu of condemnation, then this Lease shall terminate as of (i) the date when physical possession of the Premises is taken or access thereto is substantially impaired by the condemning authority; or (ii) the date that the Premises, or access thereto is adversely affected by the taking and Tenant’s use or enjoyment of the Premises is substantially impaired. If less than substantially all of the Building or less than 25% of the Premises is thus taken or sold, or in the event of a temporary taking of less than one hundred eighty (180) days, Landlord (whether or not the Premises are affected thereby) may not terminate this Lease but Tenant’s Rent shall be abated during the period of such partial taking and Landlord shall proceed with due diligence to make all necessary repairs and alterations to the extent of the proceeds received. If this Lease is not so terminated upon any such taking or sale, Rent shall be reduced by an equitable amount considering the degree to which the Premises is affected. Subject to the provisions of any deed of trust affecting the Building, Landlord shall restore the Building and the Premises to the extent feasible in light of the portion condemned, and except to the extent Landlord is required to insure Tenant’s improvements to the Premises, such work shall not exceed the scope of Landlord’s Work, adjusted for inflation, in originally constructing the Building and the Premises.

6.2 Proceedings in Condemnation. Landlord and Tenant shall use commercially practicable efforts to have the court in any proceeding in connection with any taking pursuant to Section 6.1 allocate any award in the manner specified in this Section 6.2. Tenant shall have the right to participate in any such proceeding and to request that the court allocate any award in the manner specified in this Section 6.2. Landlord shall be entitled to receive the entire amount of any compensation awarded or paid upon any taking described in or governed by Section 6.1, except that Tenant shall be entitled to the following portions of such compensation or award: (i) all costs of relocating Tenant’s business (severance damages) and (ii) the value of Tenant’s trade fixtures taken and the portion of tenant improvements paid for by Tenant; provided, however, in no event shall Tenant be entitled to any compensation for the loss of its leasehold estate.

6.3 Notice of Execution. Immediately upon service of process or other notice upon either party in connection with any appropriation, taking or temporary taking relating to the Project, the Building, the Premises, or access thereto, such party shall give written notice thereof to the other. Each party agrees to execute and deliver to the other all instruments that may be required to effectuate the provisions of this Section. Each party reserves the right to appear in any proceedings in connection with any taking or temporary taking.

VII.	TENANT’S DEFAULT

7.1 Default by Tenant. Any of the following events shall constitute an event of default by Tenant under this Lease:

7.1.1 Payments Due. A failure by Tenant to pay any Rent within five (5) days after the due date therefore (provided that Tenant shall be entitled to written notice and a five (5) day cure period once during each Lease Year) or pay any other payment due hereunder within thirty (30) days after the due date therefor or Tenant’s submission of a check for which Tenant has insufficient funds on account. Tenant’s payment of less than the full amount due shall be applied to the earliest installment of Rent due. No endorsement or statement on any check or letter shall be deemed an accord and satisfaction. Landlord may accept any such payment without prejudicing its right to recover any outstanding balance or pursue any other remedy.

7.1.2 Bankruptcy. Tenant shall file on its own behalf a petition for relief (or such petition for relief shall be filed against Tenant and remain undischarged for a period of sixty (60) days after the date of such filing) under any section or chapter of the Federal Bankruptcy Code, as amended, or under any similar law or statute of the United States or any state; or Tenant shall be adjudged bankrupt or insolvent; or an order shall be entered by any Governmental Authority for the dissolution or liquidation of Tenant.

7.1.3 Appointment of Receiver. The appointment of a receiver, liquidator or trustee for the Premises or for all or substantially all of the assets of Tenant which remains undischarged for a period of ninety (90) days after the date thereof.

7.1.4 Other Defaults. A failure by Tenant to comply with or to observe and perform any provisions of this Lease or any other agreement between Landlord and Tenant (including any work letter for construction of Tenant Improvements) or to fulfill any covenants of this Lease other than any failure addressed in Subsections 7.1.1 or 7.1.2 above where such failure continues for thirty (30) days after written notice to Tenant from Landlord specifying the nature of said default, all the foregoing referenced provisions and covenants being deemed material. In case of a default that cannot be reasonably completely cured or remedied within said period, Tenant shall be in default if Tenant does not commence a cure within such period, or, having commenced, if Tenant fails to diligently proceed to remedy or cure such default and promptly complete such remedy.

7.2 Multiple Defaults.

7.2.1 Loss of Option Rights. Tenant acknowledges that any rights or options of first refusal, or to extend the Term, to expand the size of the Premises, or other similar rights or options which have been granted to Tenant under Section 7.1.1 of this Lease are conditioned upon the prompt and diligent performance of the terms of this Lease by Tenant. Accordingly, should Tenant default under this Lease on two or more occasions during any 12-month period, in addition to all other remedies available to Landlord, all such rights and options shall automatically, and without further action on the part of any party, expire and be of no further force and effect.

7.2.2 Increased Security Deposit. Should Tenant default in the payment of Rent, or any other sums payable by Tenant under this Lease on two (2) or more occasions during any 12-month period, regardless of whether Landlord permits such default to be cured, then, in addition to all other remedies otherwise available to Landlord, Tenant, within ten (10) days after demand by Landlord, shall post a security deposit in, or increase the existing security deposit by, a sum equal to three (3) months’ installments of Base Rent at the rate in effect at the time of Landlord’s demand not to exceed the equivalent of four (4) months’ installments of Base Rent. The security deposit shall be governed by the terms of this Lease.

7.3 Landlord’s Remedies. Upon the occurrence of any event of default and the lapse of any grace or cure periods without cure thereof, Landlord shall have the option to pursue any one or more of the following remedies upon notice to Tenant:

7.3.1 Termination. Terminate this Lease or terminate Tenant’s right to possession pursuant to judicial action, and in either event, accelerate all obligations of Tenant owed to Landlord under the Lease and force Tenant to immediately surrender the Premises to Landlord. Tenant agrees to pay to Landlord on demand the costs which Landlord may suffer by reason of such termination. Immediately upon any termination Landlord shall be entitled to recover from Tenant (i) all outstanding and unpaid Rent as of the date of such termination, (ii) the unamortized cost of the Tenant Improvements, (iii) the amount of any Rent that was abated pursuant to Section 2.3, and (iv) all future Rent due, which future Rent shall be discounted to present value using a discount rate equal to the U.S. Treasury Bill or Note rate with the closest maturity to the remaining term of the Lease as selected by Landlord.

7.3.2 Possession. Pursuant to judicial process, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be present, by reasonable force if necessary (to the extent allowed by law), without terminating the Lease or being liable for prosecution or any claim for damages, and, if Landlord so elects, relet the Premises on such terms as Landlord may determine. Proceeds of reletting the Premises shall be applied to pay (i) first, all costs of Landlord incurred in connection with such reletting (including without limitation, all costs and expenses of taking possession of the Premises, securing new tenants, including expenses for redecoration, alterations or other upfit costs), (ii) second, any indebtedness of Tenant other than Rent, (iii) third, all then-outstanding Rent due hereunder, and (iv) fourth, any future obligations of Tenant, including without limitation, Rent. Tenant agrees to pay to Landlord on demand any deficiency that may arise by reason of such reletting.

7.3.3 Entry. Pursuant to judicial process, enter upon the Premises, by reasonable force if necessary (to the extent allowed by law), without being liable for prosecution or any claim for damages, and do whatever Tenant is obligated to do under the terms of this Lease. Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant’s obligations.

7.4 Bankruptcy. In the event of a bankruptcy filing by or against the Tenant as described in Section 7.1.2, the following provisions shall apply:

7.4.1 Trustee’s Rights. Landlord and Tenant understand that, notwithstanding contrary terms in this Lease, a trustee or debtor in possession under the United States Bankruptcy Code, as amended (the “Code”), may have certain rights to assume or assign this Lease. This Lease shall not be construed to give the trustee or debtor in possession any rights greater than the minimum rights granted under the Code.

7.4.2 Adequate Assurance. Landlord and Tenant acknowledge that, pursuant to the Code, Landlord is entitled to adequate assurances of future performance of the provisions of this Lease. The parties agree that the term “adequate assurance” shall include at least the following:

(a) In order to assure Landlord that any proposed assignee will have the resources with which to pay all Rent payable pursuant to the provisions of this Lease, any proposed assignee must have, as demonstrated to Landlord’s satisfaction, a net worth (as defined in accordance with generally accepted accounting principles consistently applied) of not less than the net worth of Tenant on the date on which this Lease was fully executed (the “Effective Date”), increased by seven percent (7%), compounded annually, for each year from the Effective Date through the date of the proposed assignment. It is understood and agreed that the financial condition and resources of Tenant were a material inducement to Landlord in entering into this Lease.

(b) Any proposed assignee must have been engaged in the conduct of business for five (5) years prior to any such proposed assignment, which business does not violate the use provisions set forth in Section 2.2, and such proposed assignee shall continue to engage in such use of the Premises. It is understood that Landlord’s asset will be substantially impaired if the trustee in bankruptcy or any assignee of this Lease makes any use of the Premises other than that allowed in Section 2.2.

7.4.3 Assumption of Lease Obligations. Any proposed assignee of this Lease pursuant to the provisions of the Code must assume and agree to be bound by the provisions of this Lease, as evidenced by a written assumption in form and substance acceptable to the Landlord.

7.5 Remedies Cumulative. Pursuit of any one or more of the remedies provided in this Lease shall not preclude pursuit of any other remedies provided hereunder or by law, which shall be cumulative, nor shall pursuit of any remedy constitute a forfeiture or waiver of any Rent due or of any damages accruing to Landlord by reason of the breach. Actions to collect amounts due Landlord may be brought from time to time, on one or more occasions without the necessity of Landlord’s waiting until the expiration of the Term.

7.6 Cure Rights. Landlord may cure, at any time, without notice except as otherwise herein provided, any default by Tenant under this Lease. Whenever Landlord so elects, all unrecovered costs and expenses incurred by Landlord in curing a default, including, without limitation, reasonable attorneys’ fees, together with interest on the amount of costs and expenses so incurred at the Contract Rate, such costs and expenses shall be paid by Tenant to Landlord on demand, and shall be recoverable as Rent.

7.7 Rights Upon Possession. Upon the occurrence of an uncured event of default by Tenant and exercise of Landlord’s remedies hereunder, Landlord may make such alterations, repairs, replacements and/or decorations in the Premises as Landlord, in its commercially reasonable judgment, considers advisable and necessary for reletting the Premises. Such undertakings shall not operate or be construed to release Tenant from its liability. Landlord shall in no event be liable in any way whatsoever for failure to relet the Premises, or in the event that the Premises are relet, for failure to collect the rent under such reletting. The failure of Landlord to relet the Premises or any part or parts thereof shall not release or affect Tenant’s liability for damages. In no event shall Tenant be entitled to any excess rent obtained by reletting. In determining the amount of loss or damage which Landlord may suffer by reason of termination of this Lease or the deficiency arising by reason of any reletting of the Premises, Landlord shall be entitled to recover, in addition to any other damages elsewhere provided in this Lease, at law or in equity, such unrecovered reasonable expenses as Landlord may incur in connection with reletting of the Premises (including, without limitation, court costs, attorneys’ fees and disbursements, brokerage expenses and expenses for putting and keeping the Premises in good order or for preparing the same for reletting as herein provided).

7.8 Prevailing Party; Venue. If either party places in the hands of an attorney the enforcement of this Lease, or any part thereof, or the collection of any Rent due or to become due hereunder, or recovery of the possession of the Premises, or files suit upon the same, the non-prevailing (or defaulting) party shall pay the other party’s reasonable attorneys’ fees and court costs. The parties agree that any litigation concerning this Lease may be brought before the Superior Court of North Carolina and that Mecklenburg County, North Carolina shall be the proper venue for any such action.

7.9 Landlord Default. In the event of any default by Landlord under this Lease, Tenant will give Landlord written notice specifying such default with particularity, and Landlord shall thereupon have thirty (30) days (or such longer period as may be required in the exercise of due diligence) in which to cure any such default. Unless and until Landlord fails to so cure any default after such notice, Tenant shall not have any remedy or cause of action by reason thereof. All obligations of Landlord hereunder will be construed as covenants, not conditions. Notwithstanding any other provisions of this Lease to the contrary, Tenant shall look solely to Landlord’s equity in the Building, and not to any other or separate business or non-business assets of Landlord, or any partner, shareholder, officers or representative of Landlord, for the satisfaction of any claim brought by Tenant against Landlord, and if Landlord shall fail to perform any covenant, term or condition of this Lease upon Landlord’s part to be performed, and as a consequence of such default, Tenant shall recover a monetary judgment against Landlord, such judgment shall be satisfied only: (i) out of the proceeds of sale received upon levy against Landlord’s equity in the Building, and/or (ii) to the extent not encumbered by a secured creditor, out of the rents or other incomes receivable by Landlord from the Building. With respect to any provisions of this Lease which provides that Landlord shall not unreasonably withhold or delay any consent or approval, Tenant shall not have, and Tenant hereby waives, any claim for money damages; nor shall Tenant claim any money damages by way of setoff, counterclaim or defense, based upon any allegation of unreasonableness by Landlord. Tenant’s sole remedy shall be an action or proceeding to enforce any such provisions, or for specific performance, injunction or declaratory judgment.

VIII.	MISCELLANEOUS PROVISIONS

8.1 Force Majeure. Whenever a period of time is prescribed for the taking of any action by Landlord or by Tenant, neither Landlord nor Tenant shall be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to strikes, fire, earthquakes, floods, acts of God, governmental regulations, shortages of labor or materials, war, governmental laws, regulations or restrictions, lack of governmental agency or municipal responsiveness or any other cause whatsoever beyond the control of Landlord or Tenant, as applicable (all of which are sometimes referenced collectively in this Agreement as “Force Majeure”) excluding however the financial condition of, or the unavailability or cost of funds to, either party or payment of rent or any other charge hereunder. This Section 8.1 shall not apply with respect to interruption of services pursuant to Section 10 of Exhibit E.

8.2 Sale of the Building. Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder, and in the Project, the Building and leasehold improvements, and upon the transferee’s express assumption of Landlord’s obligations hereunder, Landlord shall be relieved of all responsibility for the Premises, the Building and/or the Project, as applicable, and no further liability or obligations shall accrue against Landlord relative to rights and obligations accruing after the transfer. No Sale or other transfer of the Building shall affect the obligations of Tenant hereunder. Any and all covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during its and their respective ownerships of Landlord’s interest hereunder. The successor landlord shall be liable for any claims existing as of the date of such sale.

8.3 Name of Building. As of the Commencement Date, the name of the Building is “Toringdon VI”. Landlord shall have the right and privilege at its cost to change the name of the Building. Subject to the sign provisions set out elsewhere in this Lease, Landlord shall have exclusive control over all signs, graphics or other wall ornamentation or displays in the entrance lobby to the Building and in all Common Areas. Costs for changes in the name of the Building or the Project shall be paid by Landlord.

8.4 Notices. All notices required under this Lease shall be in writing unless expressly permitted otherwise. Any notice by either party to the other shall be deemed to be duly given if either personally delivered with written receipt to the respective addresses set forth below for each party or sent by first-class mail, postage prepaid, return receipt requested, or by a nationally recognized overnight courier service addressed as set forth below:

If to Tenant (for any notice delivered prior to the Commencement Date):	Chelsea Therapeutics, Inc. 13950 Ballantyne Corporate Place, Suite 325 Charlotte, North Carolina 28277 Attn: Nick Riehl

If to Tenant (for any notice delivered after the Commencement Date):	Chelsea Therapeutics, Inc. 3530 Toringdon Way, Suite Charlotte, North Carolina 28277 Attn: Nick Riehl

If to Landlord:	Lichtin/Toringdon Land, LLC 3110 Edwards Mill Road, Suite 200 Raleigh, North Carolina 27612 Attn: Karen Lichtin

With a copy to:	Womble Carlyle Sandridge & Rice, PLLC 150 Fayetteville Street, Suite 2100 Raleigh, North Carolina 27601 Attn: William C. Matthews, Jr.

Either party which desires to change the address as set forth above shall do so by notice to the other party which complies with the requirements of this Section 8.4.

8.5 No Waiver. Neither Landlord’s nor Tenant’s failure to enforce or delay in exercising any of the provisions, rights or remedies in this Lease shall be a waiver, nor in any way affect the validity of this Lease or any part hereof, or their respective rights thereafter to enforce each and every such provision, right or remedy. No waiver of any breach of this Lease shall be held to be a waiver of any other or subsequent breach. The receipt by Landlord of Rent, or any other payment by or to Tenant at a time when the Rent or the payment of any other sum due hereunder is in default shall not be construed as a waiver of such default. The receipt by Landlord of a lesser amount than the Rent, or by Landlord or Tenant of any other sum due, shall not be construed to be other than a payment on account which may be applied in such manner as such party deems appropriate. Either Landlord or Tenant may accept any such payment without prejudice to its right to recover the balance due or to pursue any other remedies. No act or thing done by Landlord or its agents or employees during the Term, including acceptance of keys or card keys, shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such a surrender shall be valid unless signed by Landlord.

8.6 Commissions. Each party warrants to the other that it has not engaged or contracted any person, firm or entity to serve or act as a broker, agent or finder for the purpose of leasing the Premises or in regard to this Lease. Landlord and Tenant hereby indemnify and hold each other harmless against any loss, claim, expense or liability with respect to any commissions or brokerage fees claimed on account of the execution and/or renewal of this Lease due to any action of the indemnifying party.

8.7 Rights of Light, View or Air. This Lease does not grant any rights to light, view or air over adjacent property, and any diminution or shutting off of light, view or air by any structure that may be erected adjacent to the Building shall not affect this Lease or impose any obligation or liability upon Landlord.

8.8 Severability. If any term or provision of this Lease, or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provisions to persons or circumstances other than those as to which it is invalid or enforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

8.9 Recordation. Landlord and Tenant agree not to record this Lease. At Tenant’s sole cost and expense, the parties shall prepare, execute and record a memorandum hereof which shall include a summary of the following terms of this Lease: The names and addresses of the parties; the Term and all extended Term periods, if any; rights of first offer and options, if any; a description of the Premises; and such easements as may be required by this Lease.

8.10 Binding Effect. This Lease, including all exhibits attached hereto, shall be binding upon and shall inure to the benefit of Landlord, its successors and assigns, and Tenant, its successors, and to the extent assignment and subletting may be approved by Landlord hereunder, Tenant’s assigns and sublessees. Each individual executing this Lease on behalf of the respective parties represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said party in accordance with the duly adopted resolution of the Board of Directors of said corporation or in accordance with the pertinent partnership agreements and that this Lease is binding upon said party in accordance with its terms.

8.11 Entire Agreement. The following lettered exhibits are attached hereto and incorporated herein and made a part of this Lease for all purposes:

Exhibit A -	Floor Plan of the Premises

Exhibit A-1 -	Building Standard Materials and Finishes

Exhibit B -	Landlord’s Work

Exhibit B-1 -	Construction Documents

Exhibit B-2 -	The Schedule

Exhibit B-3 -	Agreed-Upon Above-Standard Items Provided at Landlord’s Cost

Exhibit B-4 -	Agreed-Upon Above-Standard Items Provided at Tenant’s Cost

Exhibit C -	Cleaning Specifications

Exhibit D -	Rules and Regulations

Exhibit E -	Services to be Provided by Landlord

Exhibit F -	Form of Escrow Agreement

This Lease and the attached exhibits set forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Premises. Tenant agrees that Landlord and its agents made no representations or promises with respect to the Premises, the Building, the Project or property of which the same are part except as herein expressly set forth. Tenant shall make no claim on account of any representations, whether made by any renting agent, broker, officer or other representative of Landlord or which may be contained in a circular, prospectus or advertisement related to the Project or otherwise, unless the same is specifically set forth in this Lease.

8.12 Amendments. Except as expressly provided herein, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by both parties.

8.13 Counterparts. This Lease may be executed in counterparts. Each fully executed counterpart shall be an original and it shall not be necessary in making proof of this Lease to produce or account for more than one such counterpart.

8.14 Governing Law. This Lease is declared to be a North Carolina contract, and all of the terms hereof shall be governed by, construed and enforced according to the laws and judicial decisions of the State of North Carolina.

8.15 Security Deposit. Tenant has this day deposited with Landlord the sum of $76,163.40 (the “Security Deposit”) as security for the performance by Tenant of all the terms, covenants and conditions of this Lease upon Tenant’s part to be performed, which sum shall be returned to Tenant after the expiration of the Term hereof or as otherwise provided herein, provided Tenant has fully performed all obligations to be performed by it hereunder. Landlord shall have the right to apply any part of the Security Deposit to cure any default of Tenant and if Landlord does so, Tenant shall upon demand deposit with Landlord the amount so applied so that Landlord shall have the full deposit on hand at all times during the Term of this Lease. Landlord shall establish a separate escrow account with a third party to hold the Security Deposit, and shall, upon transfer or sale of the Building, transfer the portion of the Security Deposit then held by Landlord to the successor landlord, including any lender that succeeds to Landlord’s interest in the Building. The terms of the escrow account shall be governed by a separate escrow agreement in the form attached hereto and incorporated herein by reference as Exhibit F. Upon receipt from Tenant of reasonable evidence of additional financing or of cash received as a result of the licensing of Tenant’s products or any combination thereof in an amount not less than $25,000,000.00, Landlord shall return to Tenant one-half of the Security Deposit then held by Landlord hereunder. Furthermore, Landlord shall refund the entire amount of the security deposit then held by Landlord in the event there has been no monetary default by Tenant hereunder during the first four (4) Lease Years. The security deposit posted hereunder is not an advance payment of Rent or a measure or limit of Landlord’s damages upon a Tenant default. In the event of a sale of the Building or a lease of the Building, subject to this Lease, Landlord shall transfer the security to the vendee or lessee, and upon such transfer Landlord shall thereupon be released from all liability for the return of such security and Tenant shall look solely to the new Landlord for the return of said security, and this provision shall apply to every transfer or assignment made of the security to a new lessor. The security deposited under this Lease shall not be assigned or encumbered by Tenant without the written consent of Landlord and any such assignment or encumbrance made without Landlord’s consent shall be void.

8.16 Equipment Access. Tenant shall be provided with reasonable access to the equipment rooms, telephone rooms and other areas on the floors of the Premises in which Tenant’s equipment may be placed. Tenant agrees that Tenant shall not be given access to the roof of the Building.

8.17 Limits on Certain Liabilities. Notwithstanding any other provision of this Lease, neither Landlord nor Tenant nor any partner (including those holding a partnership interest in Landlord or Tenant), director, officer, agent or employee of Landlord or Tenant shall be liable for any indemnified claims caused by or arising from the actions or omissions of other tenants in or about the Building or Project, or caused by any public work. Tenant specifically agrees to look solely to Landlord’s equity in the Building for the recovery of any judgment against Landlord and shall not be entitled to deduct the amount of any such judgment from Rent. Landlord, or if Landlord is a partnership, its partners, whether general or limited, or if Landlord is a corporation, its directors, officers or shareholders, or if Landlord is a limited liability company, its members or managers, shall never be personally liable for any such judgment. The terms and provisions of this Section shall survive the expiration or earlier termination of this Lease. Notwithstanding any other provisions in this Lease, neither Landlord nor Tenant shall be liable to the other for any special, consequential, incidental or punitive damages.

8.18 Intentionally deleted.

8.19 Survival. The provisions of this Lease shall survive the expiration or termination of this Lease.

8.20 Drafting. Landlord and Tenant acknowledge that this Lease was negotiated at arms length and that no presumptions in favor of or against the drafter shall apply to the interpretation of this Lease.

8.21 Smoking Prohibited. Smoking is prohibited in all areas within the Building and in all areas surrounding the Building other than the loading dock. Notwithstanding the foregoing, however, Landlord, in its sole discretion, shall have the right to change the location of areas in which smoking is permitted. Tenant shall ensure that Tenant’s Invitees are made aware of such prohibition and require that all employees and other Tenant’s Invitees comply with the foregoing prohibition.

8.22 Patriot Act Compliance.

8.22.1 Tenant Representation. Tenant hereby represents and warrants to Landlord that to the best of Tenant’s knowledge, neither Tenant nor its respective constituents or affiliates are in violation of any laws relating to terrorism or money laundering, including the Executive Order (as hereinafter defined) and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”).

8.22.2 Not a Prohibited Person. Tenant hereby represents and warrants to Landlord that to the best of Tenant’s knowledge, neither Tenant nor any of its respective constituents or affiliates is a “Prohibited Person”, which is defined as follows:

(a) A person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(b) A person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(c) A person or entity with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order and the Patriot Act;

(d) A person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(e) A person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf, or at any replacement website or other replacement official publication of such list; and

(f) A person or entity who is affiliated with a person or entity listed above.

8.22.3 No Transactions. Tenant hereby represents and warrants to Landlord that neither Tenant nor any of its affiliates or constituents is or will knowingly (i) conduct any business or engage in any transaction or dealing with any Prohibited Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order or the Patriot Act.

8.22.4 Certification. Tenant covenants and agrees to deliver to Landlord any certification or other evidence required from time to time by Landlord in its reasonable discretion, confirming Tenant’s compliance with this Section.

8.23 Time is of the Essence. Time is of the essence in the performance of all obligations under the terms of this Lease.

8.24 Mitigation. Whenever a party is in default under the Lease, the non-defaulting party shall use commercially reasonable efforts to mitigate the damages resulting from such default.

8.25 Consent/Discretion. Except as otherwise provided herein, a party’s consent/approval shall not be unreasonably withheld, conditioned or delayed. Whenever a party is authorized to use its discretion in deciding to take or taking action under the Lease, such exercise shall be subject to a standard of commercial reasonableness.

[Remainder of Page Intentionally Left Blank]

IN TESTIMONY WHEREOF, the parties, by authority duly given, have executed this Lease as of the date set forth on the first page of this Lease.

LANDLORD:

LICHTIN/TORINGDON LAND, LLC, a North Carolina limited liability company

By:	/s/ Harold S. Lichtin
Name:	Harold S. Lichtin
Its:	Manager

TENANT:

CHELSEA THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ J. Nick Riehle
Name:	J. Nick Riehle
Its:	Vice President and Chief Financial Officer

SCHEDULE OF EXHIBITS

Exhibit A-	Floor Plan of the Premises

Exhibit A-1 -	Building Standard Materials and Finishes

Exhibit B -	Landlord’s Work

Exhibit B-1 -	Construction Documents

Exhibit B-2 -	The Schedule

Exhibit B-3 -	Agreed-Upon Above-Standard Items Provided at Landlord’s Cost

Exhibit B-4 -	Agreed-Upon Above-Standard Items Provided at Tenant’s Cost

Exhibit C -	Cleaning Specifications

Exhibit D -	Rules and Regulations

Exhibit E -	Services to be Provided by Landlord

Exhibit F -	Form of Escrow Agreement

1

EXHIBIT A

FLOOR PLAN OF THE PREMISES

Landlord shall supply prior to the Commencement Date.

A-1

EXHIBIT A-1

BUILDING STANDARD MATERIALS AND FINISHES

BASE BUILDING

STRUCTURE

•	The building foundation will consist of shallow spread footings at the columns, seismic brace frames required in accordance with code and the site classification and slab on grade.

•

The building elevated floors will be composite slabs supported by a steel beam and column frame wall. The roof will consist of metal deck with concrete pads at the mechanical units for sound and vibration isolation.

•	The roof system will be a fully adhered TPO (Thermoplastic polyolefin) membrane roof. The membrane will be white, which reduces the heat gain through the roof.

EXTERIOR WALLS

•

Exterior walls will be metal studs with exterior gypsum sheathing clad in a combination of brick veneer, architectural precast concrete accents and aluminum window wall system with 1-inch low-e coated insulated glazing. The building envelope will meet or exceed all current energy codes and standards.

BUILDING COMMON

•

Walls in all vertical shafts and “back of house” areas, mechanical & electrical rooms etc., will be extended above the finished ceiling and filled with sound attenuation batts. The outer faces of the building core will be finished and sanded smooth ready for tenant finish.

•	“Back of house” areas will have painted walls, vinyl base and painted concrete floors.

•

The walls in the public/egress corridors will extend tight to the structure above. The walls will have a single color Zolotone/Polymix finish and the floors will have upgraded base building carpet and carpet base.

•

Combination gypsum board/acoustical ceiling tile will be provided only in base building egress corridors and service elevator vestibules. All other back of house areas will have exposed painted structure with suspended fluorescent light fixtures.

MECHANICAL

•	Self Contained Units on each floor with water cooled compressors connected by a condensed water loop to a cooling tower located on the roof.

•	Medium pressure loop connected to cooling on VAV boxes at the interior and fan powered units with re-heat at the perimeter of each floor.

•	Return air plenum.

•	Bathrooms use a ducted exhaust.

•	DDC controls for the system.

•	Separate package roof top unit for the elevator machine room.

A-1-1

FIRE /LIFE-SAFETY

•	The entire building will be protected by a Light Hazard fire sprinkler system.

•	Dry standpipes will be located in both fire stairs per code.

•	Life Safety devices will be monitored by an addressable fire alarm panel.

•	The core area fire sprinkler protection system will be complete with concealed sprinkler heads in the main lobby and public areas.

•	Battery powered emergency lighting will be provided for all public areas and corridors.

CONVEYING SYSTEMS

•	Passengers and Freight Elevators will be Electric Traction type with a capacity of 3500 pounds, minimum and travel at a rate of 150 feet per minute, minimum. All elevators will stop at each floor.

•	A single passenger elevator will have traveling cable that will permit future addition of security after hours access for the elevator.

•

Interior walls of passenger elevator cabs will be finished with a stone base and wood paneling, with a thin-set stone tile matching the lobby on the floor. The ceiling will be a mirror finish stainless steel panels with down lights.

MAIN LOBBY – ENTRY LEVEL

•	16” – 18” cut natural stone thin set tiles (butt joint), arranged in an architectural pattern with natural stone tile base. Natural stones include marble, granite and limestone.

•	Fully recessed and illuminated tenant directory.

•	Wall paint will be a two color Zolotone/Polymix finish.

•

Combination of direct, compact fluorescent, MR-16 and indirect lighting with cold cathode (neon), in lobby ceiling. Ceiling will be entirely hard gypsum board with representative architectural detailing to compliment the overall lobby design.

•	Fully recessed sprinkler heads.

•	Pedimat walk-off mats at all entries.

ELEVATOR LOBBIES – TYPICAL TENANT FLOORS

•	Ceiling will be hard gypsum board with complementary architectural detailing and compact fluorescent and MR-16 down lights.

•	Single color Zolotone/Polymix finish on the walls, upgraded base building carpet and carpet base.

BATHROOMS

•	6” – 12” porcelain or ceramic thin set tile.

•	Single color Zolotone/Polymix finish.

•	Stain grade chevron louver doors with transom to individual stalls stained to match building standard on door finish.

•	Solid surfacing counters with integral sink bowls.

•

9’ – 0” high ceilings with 2’ x 2’ acoustical tile, Armstrong Cortega, with white grid. Hard gypsum board soffits above lavatories, counters, urinals, toilet stalls and room transitions within the bathroom. Lighting will be a combination of compact fluorescent downlights in the acoustical ceiling and gypsum board ceilings as well as MR-16 fixtures and wall sconces over the lavatories and counters.

•	Fully recessed sprinkler heads.

A-1-2

TENANT STANDARDS

INTERIOR WALL PARTITIONS

•	Partitions will be 5/8” gypsum wallboard over 25-gauge metal studs at 16” on center.

•	Typical non-rated partitions will be constructed to extend 12” above the hung ceiling and taped, compounded and sanded to finished condition to receive paint or vinyl wall coverings.

DEMISING PARTITIONS

•	Demising partitions separated tenants will be 5/8” gypsum wallboard over 25-gauge metal studs 16” on center with R-11 fiberglass sound attenuation batts.

•	Demising partitions will be constructed to extend to the metal decking/floor slab and taped, compounded and sanded to finished condition to receive paint or vinyl wall coverings.

WALL FINISHES

•	Tenant will have choice of colors of latex paint. Two coats of flat finish latex for all exposed walls inside the demised premises. Upgrade for other alternate finish available.

SOUND ATTENUATION

•	Sound attenuation batts will be provided in the walls around Break Room and One (1) Conference Room of choice.

BLINDS

•	Brushed aluminum Hunter Douglas 1” blinds in all exterior windows.

HVAC

•	One (1) VAV box installed for approximately every 900 square feet.

FIRE/LIFE – SAFETY

•

Wet pipe sprinkler system per the approval of all required local governing authorities. Maximum sprinkler head spacing of one (1) per 144 square feet. Quick response white semi-recessed pendent heads are located in the center of the acoustical tile.

PLUMBING

•	Water line provided in break room for refrigerator.

•	Sink provided.

SECURITY SYSTEM

•	Infrastructure provided and one (1) keypad.

•	Monitoring will be tenant responsibility.

FINISHED FLOORING

•	COMMON CORRIDORS – Premium Commercial Carpet with Carpet Base.

•

TENANT – Commercial grade $18—$20 installed/square yard carpet. Allowance including installation, to be glued directly to the floor slab, with carpet base. VCT (vinyl composition tile) with rubber cover base is standard in break rooms and telephone/server rooms.

A-1-3

DOORS AND FRAMES

•	All doors will be factory stained and sealed 1 3/4” solid core rotary cut Birch Veneer doors measuring 3’ wide by 8’8” tall. Stain color shall be mahogany.

•	All doorframes will be welded 16-gauge steel with two (2) coats of semi-gloss paint finish.

•

All hardware will be Schlage AL Series, Style Neptune/polished chrome. All hardware sets will conform to NC accessibility requirements. Locksets standard on front entry doors, rear doors, telephone/server door, and one (1) additional room of choice.

FINISHED CEILINGS

•	9’ – 0” high ceilings with white metal grid and tile construction with grid system centered in partitioned areas.

•	2’ x 2’ acoustical ceiling tile (white) will be Armstrong Cortega or similar.

•	Tenant entry off elevator lobby or corridor will have hard gypsum board ceiling detail.

MILLWORK

•

Custom millwork in Break Rooms – approximately 7  1/2 LF of single shelf upper cabinets, with built-in microwave shelf, and approximately 7  1/2 LF of lower cabinets with single basin sink. Solid laminate for all cabinets and patterned laminate for counter tops. White laminate adjustable shelves. Brushed aluminum hardware.

ELECTRICAL

•	Duplex Outlets and Light Switches: two (2) duplex outlets per office Standard ivory with matching plastic covers centered 16” AFF height unless otherwise noted. Height of 44” AFF at countertops.

•	Two (2) dedicated circuits for a break room, one (1) dedicated circuit for a telephone/server room.

•	Dedicated circuits provided for copy machines, printers, etc. (maximum of four).

•	2’ x 4’, 18 cell parabolic fluorescent fixtures with electronic ballast, 3-T8 lamps, 277 volts. One (1) per 100 usable square feet.

•	Outlets around sinks will be on a GFI circuit as required per code.

•

Any special electrical fit-up such as additional dedicated circuits, equipment wiring, added exit lights, kitchens, low voltage wiring, special circuitry, electrical floor cores, etc. to be priced per tenant plans at time of fit-up.

VOICE/DATA

•	Empty junction box with conduit/pull cord—(1) per office.

A-1-4

EXHIBIT B

LANDLORD’S WORK

At the sole cost and expense of Landlord and without application of any Tenant allowances, Landlord shall provide the following:

1.	Men’s and women’s restrooms;

2.	Drinking fountains at core, accessible to the handicapped;

3.	Electric/telephone closets;

4.	Building stairways;

5.	Elevators and elevator lobby;

6.	Sheet rocked core walls and interior columns taped and spackled, ready for finish;

7.	Concrete slab floors;

8.	Mechanical equipment room(s):

9.	Fire protection alarm and communication systems installed according to NFPA 101;

10.	Any handicap facilities for the Project required by law; and

11.	Grid system tiles and ceiling tiles stacked on the floor; and

12.	Concrete suitable for application of floor covering.

In the event of any dispute as to whether any specific item of work in and about the Premises constitutes Landlord’s Work or work to be performed at Tenant’s cost and expense, Tenant agrees that the certificate of the Landlord’s architect, who shall employ objective and professional standards, shall be conclusive.

B-1

EXHIBIT B-1

CONSTRUCTION DOCUMENTS

(to be delivered in accordance with

the Schedule attached as Exhibit B-2)

B-1-1

EXHIBIT B-2

THE SCHEDULE

B-2-1

EXHIBIT B-3

AGREED-UPON ABOVE-STANDARD ITEMS PROVIDED AT LANDLORD’S COST

None

B-3-1

EXHIBIT B-4

AGREED-UPON ABOVE-STANDARD ITEMS PROVIDED AT TENANT’S COST

Glass Doors	$700.00
Floor cores in conference rooms (2)	$1,300.00
Wall washer lights for signage in vestibule	$480.00
Carpet border in CEO and conference room	$3,000.00
Wallcovering in reception and conference room	$2,000.00
6’ of upper and lower millwork in file room	$1,750.00
Sound insulation in CEO office	$300.00
Bring sheetrock walls completely to the deck in main boardroom & CEO office.	$2,050.00
Plumbing and Electrical rough-in for dishwasher	$500.00
Card readers (2) and keypad (1)	$6,025.00
Subtotal	$18,105.00
General Contractor 10% fee	$1,810.50
Grand Total:	$19,915.50
Landlord Contribution as detailed in Section 3.1:	$10,000.00
Net Contribution Due From Chelsea Therapeautics based upon these pricing estimates, which should be unerstood,may vary based upon final engineering and construction documents:	$9,915.50

B-4-1

EXHIBIT C

CLEANING SPECIFICATIONS

TASKS	Daily	Weekly	Monthly	Quarterly	Yearly
Nightly Services (General)
Police and remove all litter from entrance areas.	X
Empty and damp wipe ashtrays, empty trash cans.	X
Clean and sanitize drinking fountains, follow with stainless steel cleaner.	X
Spot clean all windows and partition glass, including lobby doors.	X
Dust mop and spot clean all tiled areas.	X
Vacuum all carpeted areas.	X
Nightly Services – Restrooms
Remove trash and clean receptacles.	X
Clean and sanitize lavatories, commodes and urinals.	X
Clean out corners and edges.	X
Clean mirrors.	X
Spot clean walls and partitions.	X
Replenish supplies.	X
Mop and disinfect floor.	X
Nightly Services – Elevators
Clean lenses and replace burned out bulbs. (Re-bill bulbs)	X
Spot clean elevator walls.	X
Use paste wax or appropriate treatment on finished metal.	X
Clean edges, corners and tracks.	X
Vacuum carpets.	X
Nightly Services – Street Level
Sweep all granite and/or marble public areas.	X
Clean all glass entrance ways and side panels. Empty all ash urns.	X
Spot clean granite and/or marble walls.	X
Dust all horizontal ledges.	X

TASKS	Daily	Weekly	Monthly	Quarterly	Yearly
Weekly Services – General
Dust all horizontal surfaces, desks, chairs, files, telephones, picture frames, baseboards.		X
Damp wash and wipe dry all plastic or Formica desktops.		X
Weekly Services – Stairways
Sweep from top to bottom.		X
Dust handrails and ledges.		X
Dust lights between floors.		X
Weekly Services – Granite/Marble Floors
Spray Buff all public areas.		X
Monthly Services – Tile Floors
Clean and wax all traffic lanes and other “high wear” areas.			X
Quarterly Services
Clean blinds				X
Annual Services – General
Vacuum drapes, cornices and wall hangings.					X

C-1

Clean all vertical surfaces not attended to during nightly, weekly, quarterly or semi-annually.					X
Damp wash diffusers, grills and other such items.					X
Wash down all restroom walls and partitions.					X
Dust all storage areas and shelves and contents.
Services as Needed Due to Ordinary Wear and Tear
Clean carpeted areas.
Shampoo public areas outside Tenant space. Damp mop all tile floors.
Machine buff all tile floors.
Strip and re-coat all tile floors.
Spot clean carpeted areas.
Daily Services – Building Exterior
Inspect Building perimeter for trash.
Remove trash from tree wells and planters.

TASKS	Daily	Weekly	Monthly	Quarterly	Yearly
Hose down sidewalks as needed.
Services – Day Crew
Maintain and replenish supplies in all restrooms.	Daily
Vacuum all passenger elevators once each day.	Daily
Clean all ash urns twice each day.	Daily
Clean all glass entrance doors in main lobby.	As Needed
Dust mop and/or damp mop all granite and/or marble floors in main lobby once each day.	Daily
Clean all windows on Building perimeter at street level as needed.	As Needed

C-2

EXHIBIT D

RULES AND REGULATIONS

Sidewalks, doorways, vestibules, halls, stairways and similar areas shall not be obstructed nor shall refuse, furniture, boxes or other items be placed therein by Tenant or its officers, agents, servants or employees, or used for any purpose other than ingress or egress to and from the Premises, or for going from one part of the Building to another part of the Building. Canvassing, soliciting and peddling in the Building are prohibited.

Plumbing, fixtures and appliances shall be used only for the purposes for which constructed, and no unsuitable material shall be placed therein.

No signs, directories, posters, advertisements, or notices shall be painted or affixed on or to any of the windows or doors, or in corridors or other parts of the Building, except in such color, size, and style, and in such places, as shall be first approved in writing by Landlord in its discretion. Building standard suite identification signs will be prepared by Landlord in accordance with the terms of the Lease.

Tenant shall not do, or permit anything to be done in or about the Building, or bring or keep anything therein, that will in any way increase the rate of fire or other insurance on the Building, or on property kept therein or otherwise increase the possibility of fire or other casualty.

Landlord shall have the right to prescribe the weight and position of heavy equipment or objects which may overstress any portion of the floors of the Premises. All damage done to the Building by the improper placing of such heavy items will be repaired at the sole expense of Tenant.

Tenant shall notify the building manager when safes or other heavy equipment are to be taken in or out of the Building, and such moving shall only be done after written permission is obtained from Landlord on such conditions as Landlord shall require.

Corridor doors, when not in use, shall be kept closed. Stairwell doors shall remain closed at all times. Tenant shall lock all office doors leading to corridors and turn out all lights at the close of the working day.

All deliveries must be made via the appropriate entryway during Normal Business Hours. Landlord’s written approval must be obtained for any delivery after Normal Business Hours.

Tenant shall cooperate with Landlord’s employees in keeping the Premises neat and clean.

Tenant shall not cause or permit any improper noises in the Building, or allow any unpleasant odors to emanate from the Premises, or otherwise interfere with, injure or annoy in any way other tenants, or persons having business with them.

No animals (other than seeing eye dogs) shall be brought into or kept in or about the Building.

No machinery of any kind, other than that which is subject to normal business practices, such as typewriters, calculators, vending machines, kitchen appliances and business computers, shall be operated on the Premises without the prior written consent of Landlord, nor shall Tenant use or keep in the Building any inflammable or explosive fluid or substance, or any illuminating materials. No space heaters or fans shall be operated in the Building.

No bicycles, motorcycles or similar vehicles will be allowed in the Building.

No nails, hooks or screws shall be driven into or inserted in any perimeter wall of the Building except as approved by the building manager.

Landlord has the right to evacuate the Building in the event of an emergency or catastrophe.

Except for normal office vending machine services, and routine business lunch meetings, business receptions or events in the Premises, no food and/or beverages shall be distributed from the Premises without prior written approval of the Building manager.

No additional locks shall be placed upon any doors without the prior written consent of Landlord. All necessary keys shall be furnished by Landlord, and the same shall be surrendered upon termination of the Lease. Tenant shall then give Landlord or its agent an explanation of the combination of all locks on the doors or vaults. No duplicates of such keys shall be made by Tenant or its employees. Additional keys shall be obtained only from Landlord, at a reasonable fee.

Tenant shall not locate furnishings or cabinets adjacent to mechanical, electrical, or window access panels or over air conditioning outlets so as to prevent operating personnel from servicing such units as routine or emergency access may require. Cost of moving such furnishings for Landlord’s access shall be paid by Tenant upon demand from Landlord. Only personnel designated by Landlord may work on the lighting and air conditioning equipment of the Building.

Tenant shall comply with reasonable parking rules and regulations as may be posted and distributed from time to time.

No portion of the Building shall be used as an overnight sleeping accommodation.

Prior written approval, which shall be at Landlord’s sole discretion, must be obtained for installation of window shades, blinds, drapes, or any other window treatment whatsoever. Landlord shall control all internal lighting that may be visible from the exterior of the Building and shall have the right to change any unapproved lighting, without notice to Tenant, at Tenant’s expense.

Tenant shall not tamper with or attempt to adjust temperature control settings in the Premises. Upon request of Tenant, Landlord shall make any necessary adjustments in thermostat settings.

Smoking is not permitted in any portion of the Building or on any patios or balconies associated with the Building and will only be permitted in certain areas so designated by Landlord in its sole and absolute discretion.

No firearms, weapons or any explosive devices shall be permitted in or around the Building at any time.

Tenant shall not place or store (or permit the placement or storage of) any improvements, personal property or any other objects on any balconies or patios of the Building without the prior written consent of Landlord.

Tenant shall provide Landlord with notice of any deliveries to the Building which will require any floor covering within the Building and any such deliveries shall be subject to Landlord’s prior approval.

EXHIBIT E

SERVICES TO BE PROVIDED BY LANDLORD

[To be modified by Landlord as the Building plans are finalized]

1. Utilities. Hot and cold water to the restrooms on each floor in the Premises; cold water (with cold water risers provided by Landlord to the designated portions of the core of each floor of the Premises) twenty-four (24) hours a day, seven (7) days a week; and central heat, ventilation and air conditioning (“HVAC”) in season during Normal Business Hours. During Normal Business Hours, Landlord shall provide to the Premises, at the rates established by Landlord from time to time, central HVAC in season at such temperatures and in such amounts as are reasonably considered by Landlord to be standard for Comparable Space or as may be permitted, controlled or regulated by applicable laws, ordinances, rules and regulations; provided that Landlord agrees to cause the HVAC system which services the Premises to be designed, installed and maintained in a manner which shall maximize its efficiency and shall, during Normal Business Hours, maintain the temperature of the Premises within the following range of temperatures, subject to unusual heat loads caused by Tenant’s extraordinary use of the Premises or alteration of the Premises made contrary to the provisions of this Lease:

Summer:	93 De. F. DB-74 De. F.W.B	- OUTSIDE
	75 De. F. DB-50% RH	- INSIDE

Winter:	22 De. F. DB	- OUTSIDE
	72 De. F. DB-50% RH.	- INSIDE

Shell HVAC internal heat loads shall be based upon two (2) watts per rentable square foot of area in the Premises (“RSF”) for lighting, two (2) watts per RSF for power and one (1) person per one hundred and fifty (150) RSF. In addition to Tenant’s electrical consumption for HVAC and lighting, Tenant’s overall use of electricity shall not, without Landlord’s prior written consent, exceed in times and duration of consumption an overall load of eight (8) kilowatt hours per RSF per Lease Year, processed load. Any electrical use in excess of eight (8) kilowatt hours per RSF per Lease Year shall be billed to Tenant at Landlord’s rate established from time to time.

Landlord shall make HVAC available to the Premises outside of Normal Business Hours in accordance with the provisions of this Lease and at a cost equal to $35.00 per hour (as reasonably adjusted from time to time by Landlord) per zone, with a minimum of two (2) hours per occurrence. Service during weekdays and weekends at other than Normal Business Hours for the Building and on Saturday afternoons, Sundays and Holidays shall be furnished only upon request of Tenant. Tenant may request such HVAC service for one or more floors constituting the Premises. At Tenant’s cost, Tenant may tap condenser water supply lines for supplemental HVAC services to Tenant’s word processing and computer room units.

2. Janitorial services. Janitorial service (as set forth in Exhibit C) on the evening before each weekday except for Holidays. Such service shall be consistent with the janitorial services provided to tenants in Comparable Space. If Tenant requests special or additional attention other than routine janitorial service, Tenant shall pay the extra cost thereof.

3. Electrical Facilities. Electrical facilities to provide electrical capacity up to four (4) watts for each RSF, determined on a connected load in accordance with the National Electric Code 1993 (“Standard Building Capacity”). For the purposes of computing Tenant’s access to electrical capacity, Tenant shall continuously have the right to demand, and simultaneously use, twenty-four (24) hours per day, every day of the year, electrical facilities which provide electrical power of four (4) watts per RSF, all costs of providing electrical capacity to the Premises in excess of four (4) watts per RSF to be borne by Tenant. Tenant’s usage initially will be determined by a survey by Landlord of Tenant’s final construction documents. Tenant shall notify Landlord in writing of any equipment in the Premises that has a rated electrical load greater than 500 watts and/or that requires a service voltage other than 120 volts, and Landlord’s written approval (which shall not be unreasonably or arbitrarily withheld, conditioned or delayed) shall be required with respect to the installation of any such high electrical consumption equipment in the Premises. In the event Tenant consumes electricity in excess of Standard Building

Capacity, Landlord may impose such reasonable conditions on such usage as Landlord elects (including, without limitation, the requirement that Tenant bear the cost of such excess capacity and/or that submeters be installed at Tenant’s expense). If the installation of any electrical equipment in Tenant’s Premises requires air conditioning or other equipment which Landlord’s contractor reasonably estimates will exceed an electrical capacity of four (4) watts per RSF in the Premises, then the additional capacity required for such air conditioning/equipment will be the obligation of Tenant. Tenant shall install and pay for all costs of meters and submeters to measure or accommodate Tenant’s use of electricity or Tenant’s design loads and capacities that exceed four (4) watts per RSF. Landlord shall provide and pay for all costs of wiring, risers, transformer and electrical panels to accommodate Tenant’s connected loads and capacities up to four (4) watts per RSF, including, without limitation, the installation and maintenance thereof. Notwithstanding the foregoing, Landlord may refuse to install and withhold consent for Tenant’s installation of any wiring, risers, transformers, electrical panels, or air conditioning in connection with providing electricity in excess of four (4) watts per RSF if, in Landlord’s sole judgment, the same are not necessary or would cause damage or injury to the Building or the Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs to the Building or the Premises, or would materially interfere with or create or constitute a disturbance to other tenants or occupants of the Building. In no event shall Landlord incur any liability for Landlord’s refusal to install any such electrical facility or equipment in excess of electrical facilities or equipment to provide four (4) watts per RSF.

4. Electrical Supplies. All lamps, bulbs, starters and ballasts for all light fixtures in Common Areas and initial lamps, bulbs, starters and ballasts for Building standard light fixtures in the Premises and replacement bulbs for Building standard fixtures or Tenant’s light fixtures in the Premises that can accommodate Building standard bulbs (including, without limitation, those Building standard 2’ x 4’ fluorescent light fixtures which are supplied by Tenant in addition to those supplied by Landlord).

5. [Intentionally Deleted]

6. Common Areas Maintenance. Routine maintenance, painting and electric lighting service for all Common Areas in the manner and to the extent necessary to be consistent with the operation of Comparable Space.

7. Elevator Service. Elevator service to be provided (except during periods of routine service and repairs if such service and repairs cannot be scheduled outside Normal Business Hours, power failures, and emergencies).

8. Communications. Landlord shall, at its expense, install telephone cables in the central core of the Building providing service to each floor of the Building. Tenant shall be solely responsible for arranging and paying for telephone service to the Premises.

9. Mail Room Services. Mail room services during Normal Business Hours by accommodation of the United States Postal Services at an area designated by Landlord in the Building.

10. Interruption of Services. Landlord reserves the right to interrupt any services when, in Landlord’s reasonable judgment, such interruption is necessary by reason of accident or emergency or for repairs, alterations, replacements or improvements. Except in the case of an emergency, Landlord will notify Tenant in advance, if possible, of any interruption and its estimated duration. Landlord will undertake repairs with reasonable diligence to restore such service as promptly as reasonably possible and will conduct ordinary repairs in a manner and at times, including outside Normal Business Hours, so as not unduly to interfere with or impair Tenant’s use and enjoyment of the Premises.

EXHIBIT F

FORM OF ESCROW AGREEMENT

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“AGREEMENT”) dated as of                     , 2008, by and among Chelsea Therapeutics, Inc., a Delaware corporation (“Tenant”), Lichtin/Toringdon Land, LLC, a North Carolina limited liability company (“Buyer”), and The Title Company of North Carolina, a North Carolina corporation (“Escrow Agent”).

RECITALS:

WHEREAS, Landlord and Tenant previously entered into that certain Lease Agreement dated as of March     , 2008 (the “Lease”), pursuant to which Landlord leases to Tenant approximately 9,956 rentable square feet of space in the building known as Toringdon VI, located at 3530 Toringdon Way, Charlotte, North Carolina 28277, as more particularly described in the Lease (the “Premises”);

WHEREAS, pursuant to the terms of the Lease, Tenant is required to deposit with Landlord a security deposit in the sum of $ 76,136.40 (as the same may be reduced or increased in accordance with the terms of the Lease, the “Escrowed Funds”) as security for the performance by Tenant of all the terms, covenants and conditions of the Lease on Tenant’s part to be performed;

WHEREAS, Tenant has requested and Landlord has agreed to place the Escrowed Funds in an escrow account (the “Escrow Account”) with a third-party escrow agent;

WHEREAS, the parties hereto wish to provide for the terms and conditions under which Escrow Agent shall hold the Escrowed Funds.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Capitalized terms used but not defined herein shall have those meanings ascribed to them in the Lease.

2. Deposit with Escrow Agent. Upon full execution of the Lease, Tenant shall deposit with Escrow Agent the sum of $76,136.40 for deposit into the Escrow Account.

3. Investment of Deposit. Provided that Escrow Agent is provided with Tenant’s taxpayer identification number, the Escrow Agent shall established an interest-bearing escrow account with a federally insured bank or savings and loan association, doing business and having an office in the State of North Carolina, in the name of Escrow Agent with the designation “as escrow agent” (the “Escrow Account”). Upon written instruction from Tenant, the Escrow Agent shall invest the Escrow Funds in such other manner as Landlord and Tenant shall jointly direct, but Escrow Agent shall not be liable for the safety or security of any such alternative investment of the Escrow Funds or the rate of return thereon.

4. Disbursement.

a. Landlord shall be entitled to draw upon the Escrowed Funds to cure any default of Tenant under the Lease. In the event of a default by Tenant, beyond any applicable cure period, Landlord shall, in writing, (i) notify the Escrow Agent of the default, which notice shall include any notice from Landlord to Tenant regarding such default as required by the terms of the Lease (ii) confirm that the default has not been cured within the applicable cure period recited in the Lease and (iii) notify the Escrow Agent of the amount required from the Escrowed Funds to cure the default (such notice, the “Draw Notice”). Upon receipt of such Draw Notice, Escrow Agent shall disburse the amount required to cure the default as set forth in the Draw Notice to Landlord. Escrow

Agent acknowledges that upon Landlord’s drawing upon the Escrowed Funds as provided herein, the Lease requires Tenant to deposit additional funds with the Escrow Agent equal to the amount disbursed pursuant to the Draw Notice. Any additional funds deposited with Escrow Agent in accordance with the Lease shall be governed by the terms hereof.

b. Escrow Agent further acknowledges that under the terms of the Lease, if Tenant meets certain conditions set forth in the Lease, Tenant shall be entitled to a return of one-half of the Escrowed Funds then held by Escrow Agent. If Tenant meets such conditions, Landlord shall provide notice to Escrow Agent (the “Reimbursement Notice”), and Escrow Agent shall disburse the amount set forth in the Reimbursement Notice to Tenant.

c. In addition, in the event there has been no monetary default by Tenant during the first four (4) years of the Lease, Tenant is entitled under the terms of the Lease to a return of the entire Escrowed Funds. Landlord shall notify Escrow Agent that Tenant is entitled to a return of the Escrowed Funds, and Escrow Agent shall disburse all remaining Escrowed Funds to Tenant. If, at any time during the first four (4) lease years, Tenant has defaulted on its monetary obligations under the Lease, Escrow Agent shall continue to hold the Escrowed Funds until the end of the term, as set forth in the Lease.

d. If the parties hereto shall be in disagreement about the interpretation of this Agreement, or about their rights and obligations hereunder, or the propriety of any action contemplated by the Escrow Agent hereunder, any party hereto may, at its discretion, file an action in a court of competent jurisdiction to resolve such disagreement. Specifically, Escrow Agent, at its option, may institute an interpleader action in and deliver the Escrow Funds and any interest earned thereon to a court of competent jurisdiction, whereupon Escrow Agent shall thereafter be relieved of any and all liability under the terms and provisions of this Agreement. Escrow Agent shall be indemnified, jointly and severally, by the parties for all costs, including attorney’s fees, in connection with such action, and shall be fully protected in suspending all or a part of its activities under this Agreement until a final judgment, order or decree in the action is received.

e. This Agreement shall be terminated and the liability of Escrow Agent shall cease upon the complete distribution of the Escrow Funds and any interest earned thereon, or by joint written notice of termination by the parties to Escrow Agent.

5. Miscellaneous.

a. Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine, may assume the validity and accuracy of any statement or assertion contained in such a writing or instrument and may assume that any person purporting to give any writing, notice, advice or instruction in connection with the provisions hereof has been duly authorized so to do.

b. Escrow Agent’s duties hereunder shall be limited to the safekeeping of the Escrow Funds and interest earned thereon and the disposition of the same in accordance with the terms hereof.

c. Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no implied duties or obligations shall be read into this Agreement against the Escrow Agent.

d. Landlord and Tenant, jointly and severally, hereby agree to indemnify Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or any other expense, fees or charges of any character or nature, which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Agreement, and in connection therewith, to indemnify the Escrow Agent against any and all expenses, including attorney’s fees and the cost of defending any action, suit or proceeding or resisting any claim.

e. If the parties hereto shall be in disagreement about the interpretation of this Agreement, or about their rights and obligations hereunder, or the propriety of any action contemplated by the Escrow Agent hereunder, any party hereto may, at its discretion, file an action in a court of competent jurisdiction to resolve such disagreement. Specifically, Escrow Agent, at its option, may institute an interpleader action in and deliver the

Escrow Funds and any interest earned thereon to a court of competent jurisdiction, whereupon Escrow Agent shall thereafter be relieved of any and all liability under the terms and provisions of this Agreement. Escrow Agent shall be indemnified, jointly and severally, by Landlord and Tenant for all costs, including attorney’s fees, in connection with any such action, and shall be fully protected in suspending all or a part of its activities under this Agreement until a final judgment, order or decree in the action is received.

f. Escrow Agent shall not be liable for any mistakes of fact, or errors of judgment, or for any acts or omission of any kind unless caused by the willful misconduct or gross negligence of Escrow Agent.

g. Escrow Agent may resign upon fifteen (15) days written notice to the parties to this Agreement. If a successor escrow agent is not appointed by joint written action of Landlord and Tenant within a fifteen (15) day period following such resignation, the Escrow Agent may institute an interpleader action and deliver the Escrow Funds and any interest earned thereon with a court of competent jurisdiction, whereupon Escrow Agent shall thereafter be relieved of any and all liability under the terms and provisions of this Agreement. The costs of such action shall be paid by Landlord and Tenant, jointly and severally.

h. All notices and communications hereunder shall be in writing and shall be deemed to be duly given if sent as indicated in the Contract.

i. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

j. This Agreement shall be construed, enforced and interpreted under the laws of the State of North Carolina, without regard to principles of conflict of laws.

k. This Agreement shall terminate and the Escrow Agent shall be discharged of all responsibility hereunder at such time as the Escrow Agent shall have completed its duties hereunder.

l. Time shall be of the essence for all purposes in construing and applying this Agreement.

m. As used herein, the plural shall include the singular, the singular the plural, and the use of any gender shall be applicable to all genders.

n. Escrow Agent shall be paid a fee of $300.00 in connection with the Escrow Account. Such fee shall be shared equally by Landlord and Tenant, and shall be paid upon deposit of the Escrowed Funds with Escrow Account.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TENANT:

CHELSEA THERAPEUTICS, INC., a Delaware corporation

By:
Name:
Its:

Tenant’s Tax Identification Number:

LANDLORD:

LICHTIN/TORINGDON LAND, LLC, a North Carolina limited liability company

By:
Name:	Harold S. Lichtin
Its:	Manager

ESCROW AGENT:

THE TITLE COMPANY OF NORTH CAROLINA, a North Carolina corporation

By:
Name:
Its: